EXHIBIT 10.3
Certain identified information marked with brackets and asterisks ([**]) has been excluded from this exhibit because it is both material and would be competitively harmful if disclosed.

DECOMMISSIONING SERVICES AGREEMENT
BY AND BETWEEN
DUKE ENERGY FLORIDA, LLC, as COMPANY
AND
ADP CR3, LLC, as CONTRACTOR
AND
ADP SF1, LLC, as BUYER
Dated as of May 29, 2019

Page

ARTICLE 1	DEFINITIONS; INTERPRETATION; EFFECTIVENESS 2

1.1	Definitions 2

1.2	Certain Interpretive Matters 20

1.3	Effectiveness; Survival 21

ARTICLE 2	REPRESENTATIONS AND WARRANTIES 21

2.1	Contractor and Buyer Representations and Warranties 21

2.2	Company Representations and Warranties 22

ARTICLE 3	PRE-CLOSING COVENANTS OF THE PARTIES 26

3.1	Company’s Conduct of Business Relating to the Assets and the CR-3
Facility                                     26

3.2	Contractor’s Conduct of Business 28

3.3	Further Assurances 28

3.4	Consents and Approvals 28

3.5	Notice of Significant Changes; Revised Schedules; First Amendment to
DSA                                         29

3.6	Contractor’s Delivery of Financial Statements 30

3.7	Access to Information 31

3.8	Protection of Proprietary Information 32

3.9	Expenses 33

3.10	Public Statements 34

3.11	Taxes 34

3.12	NRC Commitments 35

3.13	Decommissioning 36

3.14	Contractor’s Provisional Trust 36

3.15	ISFSI Decommissioning Trust 36

3.16	Appointment of Company Designee 36

3.17	Pre-Closing Decommissioning Services 36

3.18	Administration of Security Screening 37

ARTICLE 4	THE CLOSING OF THE SNF PSA 37

4.1	Closing 37

4.2	Deliveries by Company 37

4.3	Deliveries by Contractor and Buyer 38

ARTICLE 5	TERMINATION 40

5.1	Termination 40

ARTICLE 6	CONTRACTOR’S AND BUYER’S POST-CLOSING RIGHTS,
OBLIGATIONS AND RESPONSIBILITIES                 42

6.1	Authority for Operations; Limitations 42

6.2	Decommissioning 42

6.3	[**] 43

6.4	Security 43

i

(continued)
Page

6.5	Safety 43

6.6	Decommissioning in Compliance with Laws 43

6.7	Project Schedule 44

6.8	Removal of Improvements; Site Restoration 44

6.9	Covenant Against Liens 44

6.10	Maintenance of Records 45

6.11	Diverse Suppliers 45

6.12	Reporting; Walk-downs; Compliance Meetings 45

6.13	Claims Under the Spent Fuel Disposal Contract 46

6.14	Contractor’s Provisional Trust Fund 46

6.15	Amended and Restated LLC Agreement 46

6.16	Parent Guaranties and Parent Support Agreements 47

6.17	Utilities and Site Maintenance Services 47

6.18	Intent of Agreement 47

6.19	Third Party Contracts 47

6.20	SNF Services Agreement 47

6.21	Property Taxes 47

6.22	Financial Statements 48

ARTICLE 7	COMPANY’S POST-CLOSING RIGHTS, OBLIGATIONS AND RESPONSIBILITIES 49

7.1	Company Access 49

7.2	Department of Energy Decommissioning and Decontamination Fees 49

7.3	Cooperation for Claims Under Standard Contract 49

ARTICLE 8	RIGHTS, OBLIGATIONS AND RESPONSIBILITIES OF BOTH
PARTIES                                     49

8.1	Compliance with Laws and Permits 49

8.2	Permits 50

8.3	Release of any Hazardous Substance 51

8.4	Protection of Wetlands 51

8.5	Condemnation 51

8.6	Access to the NRC-Licensed Site; Coordination of Access 52

8.7	Books and Records 54

8.8	Post-Closing - Further Assurances 55

8.9	Occurrence of SAFSTOR Condition 55

ARTICLE 9	NDF; CONTRACTOR’S PROVISIONAL TRUST FUND;

DISBURSEMENTS 55

9.1	Compensation; [**] 55

9.2	NDF; IOI Decommissioning Subaccount 56

9.3	Withdrawals from IOI Decommissioning Subaccount 57

9.4	Maintenance of ISFSI Decommissioning Trust 58

9.5	Maintenance and Termination of Contractor’s Provisional Trust Fund 59

9.6	Notice of Milestone One and End-State Conditions; Actions of Parties 59

(continued)
Page

9.7	Payment of IOI Disbursement Certificates 60

9.8	Effect of Termination on Contractor’s Rights to Disbursement from the
IOI Decommissioning Subaccount                         60

9.9	Audit Rights 60

ARTICLE 10	TARGET COMPLETION DATE 61

10.1	Guaranteed Completion 61

10.2	Qualified Institution 61

ARTICLE 11	EXTENSIONS OF TIME; ADJUSTMENTS TO COSTS 62

11.1	Occurrence of Schedule Extension Condition; Adjustment of Project
Schedule                                     62

11.2	Occurrence of a Change in End-State Conditions; Inability to Access;
Failure to Disburse Funds                              62

11.3	Duty to Mitigate 63

11.4	No Duplicate Relief 64

ARTICLE 12	CONFIDENTIALITY; PUBLIC STATEMENTS 64

12.1	Access to Information 64

12.2	Protection of Proprietary Information 64

12.3	Public Statements 66

ARTICLE 13	INDEMNIFICATION 66

13.1	Contractor Indemnification 66

13.2	Company Indemnification 67

ARTICLE 14	INSURANCE 67

14.1	Contractor Insurance 67

14.2	Company Insurance 67

14.3	Environmental Liability Insurance Coverage 68

ARTICLE 15	DEFAULT; REMEDIES 68

15.1	Contractor Events of Default 68

15.2	Remedies Upon a Contractor Event of Default 70

15.3	Obligations Upon Termination 70

ARTICLE 16	MISCELLANEOUS PROVISIONS 71

16.1	Amendment and Modification 71

16.2	Waiver of Compliance; Consents 71

16.3	Notices 71

16.4	Assignment 73

16.5	Third Party Beneficiaries 73

16.6	Governing Law 73

16.7	Dispute Resolution 73

16.8	WAIVER OF JURY TRIAL 75

16.9	Entire Agreement 75

(continued)
Page

16.10	No Joint Venture 75

16.11	Change in Law 75

16.12	Severability 75

16.13	Counterparts 75

16.14	EXCLUSIVITY OF WARRANTIES 75

16.15	LIMITATION ON CONSEQUENTIAL DAMAGES 76

EXHIBITS
Exhibit A    Form of Spent Nuclear Fuel Purchase and Sale Agreement
Exhibit B-1     Form of Parent Guaranty (NorthStar)
Exhibit B-2    Form of Parent Guaranty (Orano)
Exhibit C    Form of SNF Services Agreement
Exhibit D    Form of Amended and Restated LLC Agreement
Exhibit E    Form of Pledge Agreement
Exhibit F    Fourth Amendment to Amended and Restated NDF Agreement
Exhibit G    Form of Contractor’s Provisional Trust Agreement
Exhibit H-1    Form of Parent Support Agreement (NorthStar)
Exhibit H-2    Form of Parent Support Agreement (Orano)
Exhibit I    [**]
Exhibit J    Form of Assignment and Assumption Agreement
Exhibit K    Form of Bill of Sale
Exhibit L    Form of Legal Opinion
Exhibit M    Form of ISFSI Decommissioning Trust Agreement

ATTACHMENTS
Attachment 1        Project Specifications
Attachment 2         Project Schedule
Attachment 3        Intentionally Omitted
Attachment 4        Intentionally Omitted
Attachment 5        Intentionally Omitted
Attachment 6        Company’s Knowledge; Contractor’s Knowledge; Buyer’s Knowledge
[**]            [**]
Attachment 8        Company EH&S Site Requirements
Attachment 9        Reporting and Notification Requirements
Attachment 10        Contractor Insurance

Attachment 11	Intentionally Omitted
Attachment 12        Investment Guidelines
Attachment 13        FDEP Letter
Attachment 14-A    Environmental Permits
Attachment 14-B    Requirements for Sea Turtle Protection
Attachment 15        Statement of Assets of the NDF
Attachment 16        Specimen Pollution Legal Liability Insurance Policy

Attachment 17	Company’s Required Regulatory Approvals; Contractor’s Required Regulatory Approvals

SCHEDULES

Schedule 2.2.9	Environmental Matters

v

DECOMMISSIONING SERVICES AGREEMENT
THIS DECOMMISSIONING SERVICE AGREEMENT dated as of May 29, 2019 (the “Contract Date”), is entered into by and among DUKE ENERGY FLORIDA, LLC, a Florida limited liability company (“Company”), ADP CR3, LLC, a Delaware limited liability company (“Contractor”), and ADP SF1, LLC, a Delaware limited liability company (“Buyer”). Company, Contractor and Buyer are referred to individually herein from time to time as a “Party,” and collectively as the “Parties”.
RECITALS
WHEREAS, Company owns a one hundred percent (100%) undivided interest in the Crystal River 3 nuclear power station located in Citrus County, Florida, including the spent nuclear fuel stored in the independent spent fuel storage installation on the Crystal River Energy Complex site.
WHEREAS, the Crystal River 3 nuclear power station has been permanently shut down and is currently in SAFSTOR.
WHEREAS, Company desires to (a) engage Contractor to perform the activities necessary to decommission the CR-3 Facility and the NRC-Licensed Site, including permitting activities, demolishing, decontaminating and dismantling existing structures and facilities, and waste disposal, as further described herein, and to achieve ISFSI-Only Interim End-State Conditions and End-State Conditions (each as defined below), upon the terms and conditions set forth in this Agreement; and (b) sell and assign to Buyer the Spent Nuclear Fuel, storage canisters, HLW, including Greater Than Class C waste from the CR-3 Facility as currently stored on the ISFSI, or otherwise located at the CR‑Facility and to be stored on the ISFSI, and the ISFSI and certain related assets, together with certain associated liabilities and obligations, and Buyer desires to assume such liabilities and obligations and purchase such spent nuclear fuel, HLW and the ISFSI and related assets, upon the terms and conditions as set forth in the Spent Nuclear Fuel Purchase and Sale Agreement attached hereto as Exhibit A (the “SNF PSA”). Capitalized terms used and not defined in these recitals are defined below.
WHEREAS, Company is requiring that Contractor provide guarantees in the form attached hereto as Exhibit B from the Parent Guarantors (as defined herein) as a condition to Company’s willingness to enter into and perform its obligations under this Agreement and the Ancillary Agreements (as defined below).
WHEREAS, Contractor and its Affiliates, including the Parent Guarantors, are experienced and qualified in providing technical assistance, design, licensing, engineering, procurement, supply, construction management, construction, decommissioning services, and nuclear waste packaging, storage transportation and disposal services, and possesses the requisite expertise and resources to achieve the ISFSI-Only Interim End-State Conditions and the End-State Conditions.
WHEREAS, pursuant to and in accordance with the SNF PSA, Company will transfer title for the Spent Nuclear Fuel, HLW and all rights and obligations under the Spent Fuel Disposal Contract, together with the other Assets as defined therein, to Buyer.

WHEREAS, Contractor desires to perform the Decommissioning for a fixed price, and Company has agreed to pay Contractor the fixed price for the Decommissioning from the qualified trust fund maintained within the NDF, on the terms and conditions as set forth herein.
NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises and covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Company and Contractor agree as follows:
ARTICLE 1
DEFINITIONS; INTERPRETATION; EFFECTIVENESS
1.1    Definitions.
1.1.1    As used in this Agreement, the following terms have the meanings specified in this Section 1.1.1.
“Affiliate” means, with respect to a specified Person, a Person that, directly or indirectly, through one or more intermediaries, now or hereafter, owns or controls, is owned or controlled by, or is under common ownership or control with a Party, where “control” (including the terms “controlled by” and “under common control with”) means (i) at least a fifty percent (50%) ownership interest, or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or other securities, as trustee or executor, by contract or credit arrangement or otherwise.
“Agreed Amount” means, as of the Closing Date, an amount of cash in the IOI Decommissioning Subaccount that is equal to Five Hundred Forty Million Dollars ($540,000,000) [**]
“Agreed Outage Period” has the meaning set forth in Section 8.6.4.
“Agreement” means this Decommissioning Services Agreement, and all of the Attachments and Exhibits attached hereto, each of which is incorporated herein in its entirety by the reference, as the same may be amended, supplemented or modified from time to time in accordance with the terms hereof.
“Amended and Restated LLC Agreement” means the amended and restated limited liability company agreement governing Contractor in accordance with the Laws of the State of Delaware, in the form attached hereto as Exhibit D.
“Amended and Restated NDF Agreement” means the Amended and Restated Nuclear Decommissioning Trust Agreement dated May 1, 2008 by and between the Trustee and Company, as amended as of November 13, 2013, January 29, 2014 and December 31, 2015, and following the Closing, as amended by the Fourth Amendment to Amended and Restated NDF Agreement.
“Ancillary Agreements” means the SNF PSA, the Parent Guaranties, the Pledge Agreement, the Parent Support Agreements, the Fourth Amendment to Amended and Restated

NDF Agreement, the Contractor’s Provisional Trust Agreement, [**] the ISFSI Decommissioning Trust Agreement, the Amended and Restated LLC Agreement, the Assignment and Assumption Agreement, the SNF Services Agreement, and the Bill of Sale.
“ANI” means American Nuclear Insurers, or any successors thereto.
“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement between Company and Buyer in the form attached hereto as Exhibit J, whereby at the Closing, Company (as Seller under the SNF PSA) shall assign and Buyer shall assume the Assets and the Assumed Liabilities, as applicable.
“Atomic Energy Act” means the Atomic Energy Act of 1954, as amended (42 U.S.C. Section 2011 et seq.).
“Bankruptcy Code” means Title 11 of the United States Code, as amended from time to time, or any similar federal or state Law for the relief of debtors.
“Bankruptcy Event” means, with respect to any Person, that any one or more of the following has occurred:
(a)    that Person has commenced a voluntary case concerning itself under the Bankruptcy Code;
(b)    an involuntary case is commenced against that Person under the Bankruptcy Code and the petition is not controverted within thirty (30) days, or is not dismissed within ninety (90) days after commencement of the case;
(c)    a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or any substantial part of the property of that Person;
(d)    that Person commences any other proceedings under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar Law of any jurisdiction whether now or hereafter in effect relating to that Person;
(e)    there is commenced against such Person any proceeding of the type described in clause (d) above and such proceeding is not controverted within thirty (30) days or is not dismissed for a period of ninety (90) days;
(f)    any order of relief or other order is entered approving any case or proceeding of the types described in clauses (b) or (d) above;
(g)    that Person makes a general assignment for the benefit of creditors; or
(h)    that Person admits in writing its general inability to pay its debts when due or shall, by any act consents to, approves or acquiesces in any of the foregoing.

“Bill of Sale” means the Bill of Sale, in the form attached hereto as Exhibit K, whereby at the Closing, Company (as Seller under the SNF PSA) shall transfer and Buyer shall acquire certain of the Assets, as applicable.
“Business Books and Records” means all books, operating records, licensing records, quality assurance records, purchasing records, and equipment repair, maintenance or service records of Company relating to the design, construction, licensing, operation or Decommissioning of the CR-3 Facility, including operating, safety and maintenance manuals, inspection reports, Environmental assessments, engineering design plans, Company’s costs estimates with respect to Decommissioning under its Decommissioning Plan, blueprints and as built plans, specifications, operating procedures and other similar items of Company, wherever located, including those records related to CR-3-related structures, or operations or activities anywhere on the NRC-Licensed Site, whether existing in hard copy or magnetic or electronic form; provided, however, that Business Books and Records do not include the records of Company primarily relating to the design, construction, licensing, or operation of Excluded Facilities. After the Closing, Business Books and Records shall include all books, operating records, licensing records, quality assurance records and other records relating to the Decommissioning of the CR-3 Facility and the NRC-Licensed Site that Contractor is required to maintain under applicable Laws, including Nuclear Laws.
“Business Day” any day other than Saturdays; Sundays; New Year's Day; Birthday of Dr. Martin Luther King, Jr.; Memorial Day; Independence Day; Labor Day; Veterans' Day; Thanksgiving Day; Friday after Thanksgiving and Christmas Day.
“Buyer” has the meaning set forth in the preamble.
“Byproduct Material” means any radioactive material (except Special Nuclear Material) yielded in, or made radioactive by, exposure to the radiation incident to the process of producing or utilizing Special Nuclear Material.
“Change in End-State Conditions” means a material deviation by the Florida Department of Environmental Protection from the positions regarding the end state conditions reflected in the FDEP Letter.
“Change in Law” means a change in any applicable Law, including a change in (a) release criteria for the NRC-Licensed Site under Environmental Laws or Nuclear Laws; and (b) regulations that implement such Environmental Laws or Nuclear Laws, that adversely impacts Contractor’s costs to obtain termination or partial termination of the NRC License and unrestricted release of all or part of the NRC-Licensed Site, as applicable, but not including a Change in End-State Conditions.
“Closing” has the meaning set forth in Section 4.1.
“Closing Date” has the meaning set forth in Section 4.1.
“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company” has the meaning set forth in the preamble.
“Company Indemnified Parties” means Company, its Affiliates and the respective officers, directors, employees and agents of Company and its Affiliates; provided that none of Contractor or any of its Affiliates or their respective officers, directors, employees or agents shall be a Company Indemnified Party.
“Company Permit” means each Environmental Permit to be obtained or maintained by Company as described in Attachment 14-A, and each other Permit that Company agrees to obtain and maintain under this Agreement in accordance with Section 8.2.5.
“Company Proprietary Information” means, (a) the following furnished by or on behalf of Company, its Affiliates or their respective Representatives to Contractor, its Affiliates or their respective Representatives, in each case whether furnished under this Agreement, the SNF PSA, the Pre-Closing Decommissioning Services Contract or any Ancillary Agreement, or before or after the Contract Date or the Closing Date: (i) all drawings, reports, data, software, materials or other information relating to the operation and maintenance or Decommissioning, actual or proposed, of the CR-3 Facility, the NRC-Licensed Site or the Crystal River Site; (ii) any financial, operational or other information concerning Company or any of its Affiliates or their respective assets and properties, including geologic, geophysical, scientific or other technical information, and know-how, inventions and trade secrets; (iii) any Third Party Proprietary Information; or (iv) any other information, whether oral or written or in electronic or digital media, and regardless of the manner in which it is furnished, that is provided by or on behalf of Company, its Affiliates or their respective Representatives to Contractor, its Affiliates or their respective Representatives, including any such information that may be included or reflected in reports, analysis or other documents prepared by or on behalf of Contractor, its Affiliates or their respective Representatives; and (b) any deliverables, submittals or information (other than with respect to the financial condition of Contractor or the Parent Guarantors or with respect to the Spent Nuclear Fuel and other Assets acquired by Buyer pursuant to the SNF PSA) prepared and furnished by Contractor hereunder or in connection with the SNF PSA, and the Business Books and Records to be maintained by Contractor hereunder with respect to the CR-3 Facility, the NRC-Licensed Site and the Decommissioning; provided that Company Proprietary Information does not include any such information which (i) is or becomes generally available to the public other than as a result of a disclosure by Contractor, its Affiliates or their respective Representatives; (ii) was available to Contractor, its Affiliates or their respective Representatives on a non-confidential basis prior to its disclosure by or on behalf of Company or its Affiliates; (iii) becomes available to Contractor, its Affiliates or their respective Representatives on a non-confidential basis from a Person other than Company, its Affiliates or their respective Representatives who is not otherwise bound by a confidentiality agreement with Company or any of its Affiliates, or is otherwise not under any obligation to Company or any of its Affiliates not to transmit the information to Contractor, its Affiliates or their respective Representatives; or (iv) was independently developed by Contractor, its Affiliates or their respective Representatives without reference to or reliance upon Company Proprietary Information.
“Company’s EH&S Requirements” means the environmental, health and safety procedures and requirements set forth in Attachment 8.

“Company’s Non-Exclusive Access Right” has the meaning set forth in Section 8.6.3.
“Company’s Required Regulatory Approvals” means the regulatory approvals required by Company as a condition to the Closing, as identified in Attachment 17.
“Condemned” has the meaning set forth in Section 8.5.1.
“Contract Date” has the meaning set forth in the preamble.
“Contractor” has the meaning set forth in the preamble.
“Contractor Event of Default” has the meaning set forth in Section 15.1.
“Contractor Indemnified Parties” means Contractor, its Affiliates and the respective officers, directors, employees and agents of Contractor and its Affiliates.
“Contractor Lien” has the meaning set forth in Section 6.9.
“Contractor Permit” means each Environmental Permit that is identified on Attachment 14-A as a Permit that will be transferred to or be obtained by Contractor, and each other Permit that Contractor is required to obtain and maintain under this Agreement.
“Contractor Proprietary Information” means information provided by or on behalf of Contractor, its Affiliates or their respective Representatives to Company, its Affiliates or their respective Representatives relating to Contractor’s plans for the possession and maintenance of the Assets and the Decommissioning of the CR-3 Facility and the NRC-Licensed Site, and any financial, operational or other information concerning Contractor or any of its Affiliates or their respective assets and properties, and any deliverables, submittals or information with respect to the Spent Nuclear Fuel, and other Assets acquired by Buyer pursuant to the SNF PSA prepared and furnished by Contractor hereunder or in connection with the SNF PSA, whether oral or written, and regardless of the manner in which it is furnished; provided that Contractor Proprietary Information does not include any such information which (a) is or becomes generally available to the public other than as a result of a disclosure by Company, its Affiliates or their respective Representatives; (b) was available to Company, its Affiliates or their respective Representatives on a non-confidential basis prior to its disclosure by Contractor, its Affiliates or their respective Representatives; (c) becomes available to Company, its Affiliates or their respective Representatives on a non-confidential basis from a Person other than Contractor, its Affiliates or their respective Representatives that is not, to Company’s Knowledge, otherwise bound by a confidentiality agreement with Contractor or any of its Affiliates, or is otherwise not under any obligation to Contractor or any of its Affiliates not to transmit the information to Company, its Affiliates or their respective Representatives; or (d) was independently developed by Company, its Affiliates or their respective Representatives without reference to or reliance upon Contractor Proprietary Information; provided, further, that any deliverables, submittals or information prepared and furnished by Contractor hereunder (other than with respect to the financial condition of Contractor or the Parent Guarantors or with respect to the Spent Nuclear Fuel and the other Assets acquired by Buyer pursuant to the SNF PSA, which, for the avoidance of doubt, shall be considered only Contractor Proprietary Information), and the Business Books and Records to be maintained by Contractor hereunder with respect to the CR-3 Facility, the

NRC-Licensed Site and the Decommissioning, shall be treated as both Contractor Proprietary Information and Company Proprietary Information for the purposes of this Agreement.
“Contractor’s Non-Exclusive Access Right” has the meaning set forth in Section 8.6.2.
“Contractor’s Provisional Trust Agreement” means the trust agreement, substantially in the form set forth in Exhibit G, by and between Contractor and a qualified trustee governing Contractor’s Provisional Trust Fund.
“Contractor’s Provisional Trust Fund” has the meaning set forth in Section 3.14.
“Contractor’s Required Regulatory Approvals” means the regulatory approvals required by Contractor as a condition to the Closing, as identified in Attachment 17.
“CR-3 Facility” means the pressurized reactor power plant and all of the ancillary facilities, equipment, supplies, structures and buildings, including the ISFSI and underground structures, that form the Crystal River nuclear power plant, commonly known as Crystal River Unit 3, located on the Gulf of Mexico in Citrus County, Florida, and including the real property underlying the ISFSI Site and the other portions of the Crystal River Site on which the CR-3 Facility is located, but in any event not including the Excluded Facilities. The CR-3 Facility is depicted by the green areas set forth on page 27 of Attachment 1.
“CREC Committee” means Company’s Crystal River Energy Complex management committee.
“Crystal River Decommissioning Reserve Subaccount” means a segregated subaccount within the NDF created and maintained solely for the purposes of holding the assets, funds and investments that are not otherwise held in the IOI Decommissioning Subaccount.
“Crystal River Site” means the area commonly known as the “Crystal River Energy Complex” that contains the CR-3 Facility, the NRC-Licensed Site, the ISFSI, and the Excluded Facilities, as further described and occupying the area as depicted in Attachment 1.
“Decommission” and “Decommissioning” means (a) the dismantlement and removal of the structures, and any reduction or removal of radioactivity, at the CR-3 Facility and the NRC-Licensed Site to a level that permits the release of all or any specified portion of the NRC-Licensed Site consistent with the radiological criteria for license termination specified by the NRC in 10 C.F.R. § 20.1402 for unrestricted use; (b) all other activities necessary for the retirement, dismantlement, decontamination or storage of the CR-3 Facility and NRC-Licensed Site in compliance with all applicable Nuclear Laws and Environmental Laws, including the applicable requirements of the Atomic Energy Act and the NRC’s rules, regulations, orders and pronouncements thereunder; (c) operation and maintenance of the ISFSI, management of Spent Nuclear Fuel, the packaging of the Greater Than Class C Waste generated during the Decommissioning of the CR-3 Facility, and the removal of all of the Spent Nuclear Fuel and HLW from the ISFSI and the Crystal River Site; (d) restoration of the NRC-Licensed Site in accordance with applicable Laws; and (e) any planning and administration activities incidental thereto.

“Decommissioning Costs” means the costs and expenditures incurred for goods and services (including any planning and administrative activities incidental thereto) provided in connection with the Decommissioning of the CR-3 Facility and the NRC-Licensed Site, but excluding costs incurred for the operation and maintenance of the ISFSI, management of Spent Nuclear Fuel, and the removal of all of the Spent Nuclear Fuel and HLW from the ISFSI and the Crystal River Site, and Decommissioning of the ISFSI.
“Decommissioning Plan” means the activities contemplated by the Post Shutdown Decommissioning Activities Report submitted by Company to the NRC on December 2, 2013.
“Department of Energy” or “DOE” means the United States Department of Energy and any successor agency thereto.
“Department of Energy Decommissioning and Decontamination Fees” means all fees related to the Department of Energy’s Special Assessment of utilities for the Uranium Enrichment Decontamination and Decommissioning Funds pursuant to Sections 1801, 1802 and 1803 of the Atomic Energy Act and the Department of Energy’s implementing regulations at 10 C.F.R. Part 766, as those statutes and regulations exist at the time of execution of this Agreement, applicable to separative work units purchased from the Department of Energy in order to decontaminate and decommission the Department of Energy’s gaseous diffusion enrichment facilities.
[**]
“Dispute” has the meaning set forth in Section 16.7.1.
“Dispute Engagement Notice” has the meaning set forth in Section 16.7.1(a).
“Diverse Suppliers” has the meaning set forth in Section 6.11.
“End-State Conditions” means all of the following conditions, collectively, and “achieving” or “satisfying” the End-State Conditions, or terms of similar import, means the satisfaction of all of the following conditions:
(a)    Contractor has satisfied all of the ISFSI-Only Interim End-State Conditions;
(b)    Contractor has fully performed all of its obligations under the License Termination Plan as approved by the NRC, including removal of Spent Nuclear Fuel from the NRC-Licensed Site and the Decommissioning of the ISFSI;
(c)    Contractor has completed the Remediation of all Hazardous Substances present in, on or under the CR-3 Facility sufficient to comply with Environmental Laws and all applicable Permits;
(d)    without limiting Contractor’s obligation to satisfy the criteria to complete the Decommissioning of the ISFSI, all buildings and structures constituting the ISFSI, including foundations, have been removed to a minimum of three feet (3’) below grade and backfilled, graded and seeded to prevent erosion, and any underground storage tanks and large diameter pipes that are part of or located on or under the ISFSI and not otherwise required by Law or this Agreement to be removed, have been filled in compliance with all applicable Permits;
(e)    Contractor has completed all of the work necessary to comply with the conditions set forth in the FDEP Letter and any Change in End-State Conditions, as applicable; and
(f)    the NRC has approved the termination of the NRC License and released the ISFSI Site from NRC jurisdiction for unrestricted use pursuant to 10 C.F.R. § 20.1402.
“Environment” means all soil, real property, air, water (including surface waters, streams, ponds, drainage basins and wetlands), groundwater, water body sediments, drinking water supply, stream sediments or land, including land surface or subsurface strata, including all fish, plant, wildlife, and other biota and any other environmental medium or natural resource.
“Environmental Claim” means any and all written communications, administrative or judicial actions, suits, orders, liens, complaints, notices, including notices of violations of Environmental Laws, requests for information relating to the Release or threatened Release into the Environment of Hazardous Substances, proceedings, or other written communication, pursuant to or relating to any applicable Environmental Law by any Governmental Authority based upon, alleging, asserting, or claiming any actual or potential, and whether civil, criminal or administrative: (i) violation of, or Liability under any Environmental Laws; (ii) violation of any Environmental Permit; or (iii) Liability for investigatory costs, cleanup costs, removal costs, remedial costs, response costs, monitoring costs, natural resource damages, property damage, personal injury, fines, or penalties arising out of, based on, resulting from, or related to the presence, Release, or threatened Release into the Environment of any Hazardous Substances.
“Environmental Clean-up Site” means any location which is listed or formally proposed for listing on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System, or on any similar state list of sites requiring investigation or cleanup.
“Environmental Laws” means all Laws, other than Nuclear Laws, relating to pollution, the protection, restoration or remediation of or prevention of harm to the Environment or natural resources, or the protection of human health and safety from the presence of Hazardous Substances, including Laws relating to Releases of Hazardous Substances (including Releases to the Environment) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport, disposal or handling of Hazardous Substances, and Laws regarding the treatment, storage, handling, transportation, and disposal of solid waste. “Environmental Laws” include the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. §§ 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. §§ 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §§ 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.), the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.), the Oil Pollution Act

(33 U.S.C. §§ 2701 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. §§ 11001 et seq.), the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.) only as it relates to Hazardous Substances, and the Florida Laws governing hazardous materials and solid waste.
“Environmental Liabilities” means any Liability relating to (a) the disposal, storage, transportation, Release, recycling, or the arrangement for such activities of Hazardous Substances from the CR-3 Facility; (b) the presence of Hazardous Substances in, on or under the CR-3 Facility, regardless of how the Hazardous Substances came to rest at, on or under the CR-3 Facility; and (c) the failure of the CR-3 Facility to be in compliance with any Environmental Laws.
“EPA” means the United States Environmental Protection Agency and any successor agency thereto.
“Environmental Permit” means any federal, state or local permits, licenses, approvals, consents, registrations or authorizations required by any Governmental Authority with respect to the CR-3 Facility or the NRC-Licensed Site under or in connection with any Environmental Law, including any and all orders, consent orders or binding agreements issued or entered into by a Governmental Authority under any applicable Environmental Law, but excluding the NRC License.
“Excluded Facilities” means the facilities on the Crystal River Site (and the real property upon which the same are located) that are not related to the CR-3 Facility, including the switchyard, operating and non-operating fossil fuel-fired (coal, natural gas) power generation facilities cooling towers, coal delivery and storage areas, ash storage area, office buildings, warehouses, barge handling dockets, railroad, and the other buildings or facilities that are not to be Decommissioned hereunder as identified in Attachment 1.
“Exclusion Area” has the meaning as defined under NRC rules and regulations, and with respect to the CR-3 Facility, means the area within the Exclusion Area Boundary that completely surrounds the ISFSI, as depicted in Attachment 1.
“Exclusion Area Boundary” means the boundary that completely surrounds the ISFSI and defines the Exclusion Area, as depicted in Attachment 1.
“FDEP Letter” means the letter from the Florida Department of Environmental Protection dated February 15, 2019, a copy of which is attached hereto as Attachment 13.
“Federal Trade Commission Act” means the Federal Trade Commission Act of 1914 (15 U.S.C. Section 41 et seq.), as amended.
“First Amendment to DSA” means an amendment to this Agreement to be entered into by Company and Contractor on or before the Closing Date, whereby the Parties agree to amend this Agreement by attaching the mutually agreed exhibits and attachments to be finalized between the Contract Date and the Closing Date, including [**], the Environmental Permits, the Non-Environmental Permits and the Project Schedule.

“Force Majeure” means events or circumstances that are outside the non-performing Party’s reasonable control, e.g., acts of God; war; acts of civil disobedience; acts of terrorism; fires; explosions; earthquakes; epidemics; landslides; hurricanes or windstorms; riots; floods; sabotage or other malevolent acts; labor strikes or other similar acts of industrial disturbance (other than acts of employees of the nonperforming Party or its Affiliates); acts, delays in acting, or failure to act of a Governmental Authority (including a taking or condemnation); or any similar events or occurrences; provided, however, an event shall only be considered an event of Force Majeure to the extent: (a) the non-performing Party is unable to prevent, avoid, overcome or cure such event through the exercise of commercially reasonable efforts; (b) such event is not the proximate result of the non-performing Party’s act, omission, fault or negligence, including failure to maintain equipment in good working order, failure to comply with any contract, or failure to comply with all applicable Laws; and (c) such event results in a material impairment of the non-performing Party’s ability to perform; provided, further, that the unavailability of a disposal facility for Low Level Waste, is not an event of Force Majeure.
“Fourth Amendment to Amended and Restated NDF Agreement” means the Fourth Amendment to the Amended and Restated NDF Agreement in the form attached hereto as Exhibit F.
“Good Utility Practices” means any of the practices, methods and activities generally accepted by a significant portion of the nuclear industry in the United States of America as good practices applicable to: (a) nuclear generating facilities that have ceased operating in anticipation of decommissioning, or the decommissioning of a nuclear generating facility, as applicable, of similar design, size and capacity as the CR-3 Facility; or (b) any of the practices, methods or activities which, in the exercise of reasonable judgment by a prudent Person decommissioning a nuclear facility of similar design, size and capacity as the CR-3 Facility, in light of the facts known at the time the decision was made, would reasonably have been expected to accomplish the desired result at a reasonable cost and consistent with good safety practices and applicable Laws including Nuclear Laws and Environmental Laws. Good Utility Practices are not intended to be limited to the optimal practices, methods or acts to the exclusion of all others.
“Governmental Authority” means any federal, state, local provincial, foreign, international or other governmental, regulatory or administrative agency, taxing authority, commission, department, board, or other government subdivision, court or tribunal.
“Greater Than Class C Waste” means radioactive waste that contains radionuclide concentrations exceeding the values in Table 1 or Table 2 of 10 C.F.R. § 61.55, and therefore is currently not generally acceptable for disposal at existing (near surface) low level radioactive waste disposal facilities.
“Hazardous Substances” means: (a) any petroleum (or any fraction thereof), asbestos, asbestos-containing material, and urea formaldehyde foam insulation and transformers or other equipment that contains polychlorinated biphenyl; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “hazardous constituents”, “restricted hazardous materials”, “extremely hazardous substances”, “toxic substances”, “contaminants”, “pollutants”, “toxic pollutants”, “hazardous air pollutants” or words of similar meaning and regulatory effect under any applicable Environmental Law; and (c) any other chemical, material, waste or substance that can form the basis of any Liability under any applicable Environmental Law; except that, in each case and notwithstanding any other provision of this Agreement, Hazardous Substances shall not include Nuclear Material.
“Health and Safety Laws” means any Laws pertaining to safety and health in the workplace, including the Occupational Safety and Health Act, 29 U.S.C. 651 et seq., and the Toxic Substances Control Act, 15 U.S.C. 2601, et seq.
“High Level Waste” or “HLW” means: (a) the highly radioactive material resulting from the reprocessing of spent nuclear fuel, including liquid waste produced directly in reprocessing and any solid material derived from such liquid waste that contains fission products in sufficient concentrations; and (b) other highly radioactive material that the NRC, consistent with existing Law, determines by rule requires permanent isolation, including Greater Than Class C Waste.
“High Level Waste Repository” means a facility which is designed, constructed and operated by or on behalf of the Department of Energy for the storage and disposal of Spent Nuclear Fuel in accordance with the requirements set forth in the Nuclear Waste Policy Act of 1982, as amended.
“IOI Subaccount Investment Manager” has the meaning set forth in Section 9.2.3.
“IOI Decommissioning Subaccount” means a formally separate and segregated subaccount within the NDF, the assets of which are not commingled with any of the other assets of the NDF, which is created and maintained solely for the purpose of funding the compensation to be paid to Contractor for Decommissioning the CR-3 Facility (not including costs for operation and maintenance of the ISFSI, management of Spent Nuclear Fuel, and the removal of all of the Spent Nuclear Fuel and HLW from the ISFSI and the Crystal River Site) and achieving the ISFSI‑Only Interim End-State Conditions.
“IOI Disbursement” means a withdrawal from the IOI Decommissioning Subaccount used to compensate Contractor for Decommissioning the CR-3 Facility (not including costs for operation and maintenance of the ISFSI, management of Spent Nuclear Fuel, and the removal of all of the Spent Nuclear Fuel and HLW from the ISFSI and the Crystal River Site), including achieving the ISFSI‑Only Interim End-State Conditions, in accordance with this Agreement.
“IOI Disbursement Certificate” has the meaning set forth in Section 9.3.
“ISFSI” means the existing dry spent fuel storage installation on the Crystal River Site where the Spent Nuclear Fuel and HLW from the CR-3 Facility is located and stored, and the ancillary facilities related thereto, but excluding the Spent Nuclear Fuel and High Level Waste stored thereon, and excluding the storage canisters that will be shipped together with the Spent Nuclear Fuel and the HLW when it is removed from the ISFSI and the NRC-Licensed Site.
“ISFSI-Only Interim End-State Conditions” means all of the following conditions, collectively, and “achieving” or “satisfying” the ISFSI-Only Interim End-State Conditions, or terms of similar import, means the satisfaction of all of the following conditions:

(a)    without limiting Contractor’s obligation to satisfy the criteria to complete the Decommissioning of the CR-3 Facility, all buildings and structures constituting the CR-3 Facility, other than the ISFSI, have been removed to a minimum of three feet (3’) below grade and backfilled, graded and seeded to prevent erosion;
(b)    underground storage tanks and large diameter pipes that are part of the CR-3 Facility, other than the ISFSI, and not otherwise required by Law or this Agreement to be removed have been filled in compliance with all applicable Permits;
(c)    Contractor has otherwise completed the Decommissioning of the CR-3 Facility and fully performed all of its obligations under the PLTA, with the exception of removal of Spent Nuclear Fuel and HLW from the NRC-Licensed Site and the Decommissioning of the ISFSI;
(d)    Contractor has completed the Remediation of Hazardous Substances present in, on or under the CR-3 Facility other than with respect to the ISFSI Site, sufficient to comply with Environmental Laws and all applicable Permits;
(e)    Contractor has completed all of the work necessary to comply with the conditions set forth in the FDEP Letter except with respect to the ISFSI Site, and any Change in End-State Conditions that have occurred prior to such date, as applicable; and
(f)    the NRC has approved an amendment to the NRC License to release the NRC-Licensed Site from NRC jurisdiction for unrestricted use pursuant to 10 C.F.R. § 20.1402, except for the ISFSI Site.
“ISFSI Decommissioning Trust” means a nuclear decommissioning trust fund established by Buyer pursuant to an appropriate trust agreement in compliance with 10 CFR 72.30 in order to hold funds dedicated to the Decommissioning of the ISFSI.
“ISFSI Decommissioning Trust Agreement” means the trust agreement, substantially in the form set forth in Exhibit M, by and between Buyer and a qualified trustee governing the ISFSI Decommissioning Trust.
“ISFSI Site” means the portion of the Crystal River Site where the ISFSI is located, as further described and occupying the area as depicted in Attachment 1, and including the area that lies within the Exclusion Area Boundary, as that area may be modified from time to time under the NRC License.
“Knowledge” means: (a) with respect to Contractor, the actual knowledge of the officers and employees of Contractor listed on Attachment 6; (b) with respect to Buyer, the actual knowledge of the officers and employees of Buyer listed on Attachment 6; and (c) with respect to Company, the actual knowledge of the officers and employees of Company listed on Attachment 6, but without independent investigation or inquiry by or on behalf of Company or any such officer or employee.
“Law” or “Laws” means all laws, rules, regulations, codes, statutes, ordinances, decrees, treaties, or administrative orders of any Governmental Authority including administrative and judicial interpretations thereof, including Environmental Laws, Health and Safety Laws and Nuclear Laws, and common law.
“Letter of Credit” has the meaning set forth in Section 10.1.
“Liability” or “Liabilities” means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), and in the case of the NRC License, includes the NRC Commitments.
“License Termination” has the meaning defined in applicable NRC regulations.
“License Termination Plan” has the meaning defined in applicable NRC regulations.
“Local Suppliers” means a subcontractor (of any tier) of Contractor who has a headquarters or branch within Florida.
“Loss” or “Losses” means any and all damages, fines, fees, penalties, deficiencies, losses and expenses (including all Remediation costs, reasonable attorneys’ fees, accountants, and other experts, or other expenses of litigation or proceedings or of any claim, default or assessment).
“Low Level Waste” means radioactive material that (a) is neither Spent Nuclear Fuel nor HLW; and (b) any other substance that the NRC, consistent with existing Law and in accordance with clause (a), classifies as low-level radioactive waste.
“Milestone One” means that (a) Contractor has submitted the PLTA to the NRC; and (b) the ISFSI-Only Interim End-State Conditions as stated in subparagraphs (a) through and including (e) of the definition of ISFSI-Only Interim End-State Conditions have been satisfied.
“NDF” means the qualified trust fund meeting the requirements of Code Section 468A and Treas. Reg. § 1.468A-5 and the non-qualified trust fund that is maintained by Company pursuant to and in accordance with the Amended and Restated NDF Agreement for purposes of Decommissioning the CR-3 Facility and the NRC-Licensed Site.
“NEIL” means Nuclear Electric Insurance Limited, or any successor or replacement thereto.
“Notice of End‑State Conditions” has the meaning set forth in Section 9.6.
“Notice of ISFSI-Only Interim End-State Conditions” has the meaning set forth in Section 9.6.
“Notice of Milestone One” has the meaning set forth in Section 9.6.
“NRC” means the United States Nuclear Regulatory Commission and any successor agency thereto.

“NRC Commitments” means all written regulatory commitments made by Company to the NRC prior to the Closing Date with respect to the CR-3 Facility or the NRC-Licensed Site.
“NRC License” means the NRC Operating License No DPR–72, Docket No. 50–302 for the CR-3 Facility and the NRC-Licensed Site, and all amendments thereto.
“NRC-Licensed Site” means all of the real property subject to the NRC License, as more particularly described in Attachment 1. Any reference to the NRC-Licensed Site shall include, by definition, the surface and subsurface elements, including the soils and groundwater present at the NRC-Licensed Site and any references to items “at the NRC-Licensed Site” shall include all items “at, in, on, upon, over, across, under, and within” the NRC-Licensed Site.
“NRC MARSSIM” means the Multi-Agency Radiation Survey and Site Investigation Manual, published by NRC (NUREG-1575, Revision 1) (August 2000), as amended and supplemented from time to time.
“Nuclear Insurance Policies” means all nuclear insurance policies carried by or for the benefit of Company with respect to the ownership, operation or maintenance of the CR-3 Facility and the NRC-Licensed Site, including all nuclear liability and nuclear property damage policies in respect thereof, including all policies issued or administered by ANI or NEIL.
“Nuclear Laws” means all Laws, other than Environmental Laws, relating to the regulation of nuclear power plants, Source Material, Byproduct Material and Special Nuclear Material; the regulation of Low Level Waste, HLW and Spent Nuclear Fuel; the transportation and storage of Nuclear Material; the regulation of Safeguards Information (as defined in 10 C.F.R. 2.4); the enrichment of uranium; the disposal and storage of Spent Nuclear Fuel; contracts for and payments into the Nuclear Waste Fund; and the antitrust Laws and the Federal Trade Commission Act, as applicable to specified activities or proposed activities of certain licensees of commercial nuclear reactors. Nuclear Laws include the Atomic Energy Act; the Price-Anderson Act; the Energy Reorganization Act of 1974 (42 U.S.C. Section 5801 et seq.); Convention on the Physical Protection of Nuclear Material Implementation Act of 1982 (Public Law 97 -351; 96 Stat. 1663); the Foreign Assistance Act of 1961 (22 U.S.C. Section 2429 et seq.); the Nuclear Non-Proliferation Act of 1978 (22 U.S.C. Section 3201); the Low-Level Radioactive Waste Policy Act (42 U.S.C. Section 2021b et seq.); the Nuclear Waste Policy Act (42 U.S.C. Section 10101 et seq. as amended); the Low-Level Radioactive Waste Policy Amendments Act of 1985 (42 U.S.C. Section 2021d, 471); the Energy Policy Act of 1992 (4 U.S.C. Section 13201 et seq.); the provisions of 10 C.F.R. Section 73.21, and any state or local Laws, other than Environmental Laws, analogous to the foregoing.
“Nuclear Material” means Source Material, Byproduct Material, Low Level Waste, HLW, and Special Nuclear Material, including Spent Nuclear Fuel.
“Nuclear Waste Fund” means the fund established by Section 302(c) of the Nuclear Waste Policy Act in which the Spent Nuclear Fuel fees to be used for the design, construction and operation of a High Level Waste Repository and other activities related to the storage and disposal of Spent Nuclear Fuel is deposited.
“Outage Work” has the meaning set forth in Section 8.6.4.

“Parent Guarantors” means each of NorthStar Group Services, Inc., a Delaware corporation, and Orano USA LLC, a Delaware limited liability company.
“Parent Guaranty” means a guaranty in the form attached hereto as Exhibit B issued by each Parent Guarantor in favor of Company, pursuant to which such Parent Guarantor, severally (and not jointly) with the other Parent Guarantor and in accordance with the terms and conditions set forth therein, guarantees the payment and performance of the obligations of Contractor under this Agreement and the Ancillary Agreements to which Contractor is a party, and the obligations of Buyer under the SNF PSA and the Ancillary Agreements to which Buyer is a party.
“Parent Support Agreement” means a Support Agreement in the form attached hereto as Exhibit H-1 and Exhibit H-2 by and among each Parent Guarantor, Contractor and Buyer, pursuant to which such Parent Guarantor agrees to provide up to a specified amount of funding to Contractor and Buyer totaling One Hundred Forty Million Dollars ($140,000,000), in the aggregate, to perform their obligations under this Agreement and complete the Decommissioning of the CR-3 Facility, including the ISFSI.
“Party” or “Parties” has the meaning set forth in the preamble.
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“Permits” means any federal, state or local permits, licenses, approvals, consents, registrations or authorizations required by any Governmental Authority in connection with the Decommissioning, but not including the NRC License or any Environmental Permits.
“Person” means any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization, association, or Governmental Authority.
“Pledge Agreement” means the Pledge Agreement to be entered into by Company and Contractor’s sole member, Accelerated Decommissioning Partners, LLC, whereby Accelerated Decommissioning Partners, LLC will pledge its equity interest in Contractor to Company as collateral for Contractor’s obligations hereunder, in the form attached hereto as Exhibit E.
“PLR” has the meaning set forth in Section 3.11.3.
“PLTA” means the partial License Termination application to be submitted to the NRC in order to obtain the release of the NRC-Licensed Site, other than the ISFSI Site, from NRC jurisdiction for unrestricted use pursuant to 10 C.F.R. § 20.1402, and achieve the ISFSI‑Only Interim End-State Conditions.
“Pre-Closing Decommissioning Services Contract” means one or more services agreements between Contractor and Company for Contractor’s performance of Decommissioning planning activities and such other activities as stated therein, prior to the Closing Date.

“Pre-Closing Period” means the period beginning on the Contract Date and ending on the calendar day immediately preceding the Closing Date.
“Price-Anderson Act” means Section 170 of the Atomic Energy Act, as amended, and related provisions of Section 11 of the Atomic Energy Act.
“Project Schedule” means a schedule meeting the requirements of Section 6.7 that sets forth Contractor’s schedule for completion of Decommissioning, including the Target Completion Date and the scheduled date for achievement of the End-State Conditions, and as of the Contract Date, means such schedule as set forth in Attachment 2 hereto.
“Project Specifications” means the specifications regarding the Decommissioning as set forth in Attachment 1 hereto.
“Proprietary Information” means the Contractor Proprietary Information or the Company Proprietary Information, or both, as the context requires.
“Provisional IOI Account” means a formally separate and segregated account within the Contractor’s Provisional Trust Fund, the assets of which are not commingled with any of the other assets of the Contractor’s Provisional Trust Fund, that may not be terminated until Contractor has achieved the ISFSI‑Only Interim End-State Conditions.
“Provisional Milestone Account” means a formally separate and segregated account within the Contractor’s Provisional Trust Fund, the assets of which are not commingled with any of the other assets of the Contractor’s Provisional Trust Fund, that may be terminated when Contractor has achieved Milestone One.
“Release” means any actual or threatened spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of a Hazardous Substance or Nuclear Material into the Environment or within any building, structure, facility or fixture; provided, however, that Release shall not include any release that is permissible under applicable Environmental Laws or any Permit.
“Remediation” means action of any kind required by any applicable Law or order of a Governmental Authority to address a Release, the threat of a Release or the presence of Hazardous Substances, including any or all of the following activities: (a) monitoring, investigation, assessment, treatment, cleanup, containment, removal, mitigation, response or restoration work; (b) obtaining any permits, consents, approvals or authorizations of any Governmental Authority necessary to conduct any such activity; (c) preparing and implementing any plans or studies for any such activity; (d) obtaining a written notice from a Governmental Authority with jurisdiction under Environmental Laws that no material additional work is required by such Governmental Authority; (e) the use, implementation, application, installation, operation or maintenance of remedial action, remedial technologies applied to the surface or subsurface soils, excavation and treatment or disposal of soils, systems for long term treatment of surface water or ground water, engineering controls or institutional controls; and (f) any other activities required under Environmental Laws to address the presence or Release of Hazardous Substances.

“Representatives” of a Party or its Affiliates means such Party’s and such Affiliates’ respective directors, managers, officers, employees, agents, partners, advisors (including accountants, legal counsel, environmental consultants, and financial advisors) and other authorized representatives, but in no event shall Representatives of Company include Contractor or any of its Affiliates, notwithstanding Contractor’s designation as an agent of Company pursuant to this Agreement.
“SAFSTOR Condition” means the occurrence after the Closing Date of: (a) with respect to Contractor, (i) a Change in Law that occurs after the Closing Date; or (ii) an Environmental Liability which Contractor is responsible for Remediating hereunder that was not disclosed to or known by Contractor prior to the Closing Date, and which results in a material increase in Contractor’s costs to complete the Decommissioning, as a result of which Contractor reasonably believes that the remaining amount of funds in the IOI Decommissioning Subaccount, or the Contractor’s Provisional Trust Fund are insufficient to pay for the remaining costs of Decommissioning after taking such Change in Law or the Remediation of such Environmental Liability into account; and (b) with respect to Company, the occurrence following the Closing Date of a Change in End-State Conditions for which Company is obligated to reimburse costs to Contractor pursuant to Section 11.2, or an Environmental Liability for which Company is obligated to indemnify the Contractor Indemnified Parties pursuant to Section 13.2, the costs of which Company reasonably believes would exceed the amounts in the Crystal River Decommissioning Reserve Subaccount.
“Schedule Extension Condition” means any of the following: (a) delays caused by events of Force Majeure; and (b) delays caused by the issuance of a preliminary injunction or other order or decree by a Governmental Authority having jurisdiction halting all or substantially all of the Decommissioning work to be performed by Contractor hereunder; provided, however, an event that causes delays shall only be a Schedule Extension Condition to the extent (i) Contractor is unable to prevent, avoid or overcome such event or the delay through the exercise of commercially reasonable efforts and proceed with work not affected by the Schedule Extension Condition; and (ii) such event is not the result of Contractor’s or of its Affiliates’ (or any Person performing any work or activities on Contractor’s or such Affiliate’s behalf) act, omission, fault or negligence. For purpose of this definition, it is expressly agreed that delay due to the unavailability of a disposal facility for radiological waste is not a Schedule Extension Condition.
“SNF PSA” has the meaning set forth in the recitals.
“SNF Services Agreement” means an agreement substantially in the form set forth in Exhibit C between Contractor and Buyer, wherein Buyer agrees to pay Contractor’s costs incurred in performance of the services associated with packaging the Greater than Class C Waste generated during Decommissioning of the ISFSI, operating and maintaining the ISFSI, and ultimately removing all material owned by Buyer located at the CR‑3 Facility from the Crystal River Site.
“Source Material” means: (a) uranium or thorium or any combination thereof, in any physical or chemical form, or (b) ores which contain by weight one-twentieth of one percent (0.05%) or more of (i) uranium, (ii) thorium, or (iii) any combination thereof. Source Material does not include Special Nuclear Material.

“Special Nuclear Material” means (a) plutonium, uranium-233, uranium enriched in the isotope-233 or in the isotope-235, and any other material that the NRC determines to be “Special Nuclear Material;” and (b) any material artificially enriched by any of the materials or isotopes described in clause (a). Special Nuclear Material includes the Spent Nuclear Fuel; provided, however, that Special Nuclear Material does not include Source Material.
“Spent Fuel Disposal Contract” means the U.S. Department of Energy Contract No. DE‑CR01-83NE44382 Contract for Disposal of Spent Nuclear Fuel and/or High-Level Radioactive Waste dated as of June 30, 1983, by and between the DOE and Florida Power Corporation (which, by virtue of intervening corporate reorganizations, is now known as Duke Energy Florida, LLC), for the disposal of Spent Nuclear Fuel and HLW from the CR-3 Facility.
“Spent Nuclear Fuel” means all nuclear fuel located at the ISFSI that has been permanently withdrawn from the nuclear reactor in the CR-3 Facility following irradiation, and has not been chemically separated into its constituent elements by reprocessing.
“Target Completion Date” means the date by which Contractor shall have completed Milestone One, which shall be January 21, 2029, as such date may be extended under Article 11.
“Tax” or “Taxes” means, all taxes, charges, fees, levies, penalties or other assessments imposed by any federal, state, local, provincial or foreign taxing authority, including income, gross receipts, excise, real or personal property, sales, transfer, customs, duties, franchise, payroll, withholding, social security, receipts, license, stamp, occupation, employment, or other taxes, including any interest, penalties or additions attributable thereto, and any payments to any state, local, provincial or foreign taxing authorities in lieu of any such taxes, charges, fees, levies or assessments.
“Tax Return” means any return, report, information return, declaration, claim for refund or other document (including any schedule or related or supporting information) required to be supplied to any Governmental Authority with respect to Taxes including amendments thereto, including any information return filed by a tax exempt organization and any return filed by a nuclear decommissioning trust.
“Termination Date” has the meaning set forth in Section 5.1.6.
“Third Party Proprietary Information” means any drawings, reports, data, software, materials, scientific or other technical information, know-how, inventions and trade secrets pertaining to any proprietary or confidential information provided to Company or its predecessors by, or intellectual property of, any third party that has or is providing goods or services to Company with respect to the CR-3 Facility or the NRC-Licensed Site, including in connection with the ISFSI and the storage of Spent Nuclear Fuel and HLW on the ISFSI.
“Trustee” means the trustee of the NDF appointed by Company pursuant to the Amended and Restated NDF Agreement.
“U.S. Government” means the government of the United States of America.

1.1.1    As used in this Agreement, the following terms have the meanings specified in the SNF PSA:

Assets	Seller Material Adverse Effect
Assumed Liabilities	Transfer Taxes
Buyer Material Adverse Effect

1.2    Certain Interpretive Matters.
1.2.1    Unless otherwise required by the context in which any term appears:
(a)    The singular shall include the plural, the plural shall include the singular, and the masculine shall include the feminine and neuter.
(b)    References to “Articles,” “Sections” or “Attachments” shall be to articles, sections or attachments of or to this Agreement, and references to “paragraphs” or “clauses” shall be to separate paragraphs or clauses of the section or subsection in which the reference occurs.
(c)    The words “herein,” “hereof” and “hereunder” shall refer to this Agreement as a whole and not to any particular section or subsection, of this Agreement; and the words “include,” “includes” or “including” shall mean “including, but not limited to” or “including, without limitation.” The word “threatened” refers to threats made in writing.
(d)    The term “day” shall mean a calendar day, commencing at 12:01 a.m. Eastern time. The term “week” shall mean any seven (7) consecutive day period, and the term “month” shall mean a calendar month; provided, however, that when a period measured in months commences on a date other than the first day of a month, the period shall run from the date on which it starts to the corresponding date in the next month and, as appropriate, to succeeding months thereafter. Whenever a payment is to be made by a particular date and the date in question falls on a day which is not a Business Day, the payment shall be made on the next succeeding Business Day; provided, however, that all calculations shall be made regardless of whether any given day is a Business Day and whether or not any given period ends on a Business Day.
(e)    All references to a particular entity shall include such entity’s permitted successors and permitted assigns unless otherwise specifically provided herein.
(f)    All references herein to any Law or to any contract or other agreement shall be to such Law, contract or other agreement as amended, supplemented or modified from time to time unless otherwise specifically provided herein.
1.2.2    The table of contents and the titles or headings of the Articles and Sections hereof and Attachments hereto have been inserted as a matter of convenience of reference only,

and shall not control or affect the meaning or construction of any of the terms or provisions hereof.
1.2.3    This Agreement was negotiated and prepared by the Parties with advice of counsel to the extent deemed necessary by each Party; the Parties have agreed to the wording of this Agreement; and none of the provisions hereof shall be construed against one Party on the ground that such Party is the author of this Agreement or any part hereof.
1.2.4    The Attachments hereto are incorporated herein and are intended to be a part of this Agreement.
1.3    Effectiveness; Survival. [**]
ARTICLE 2
REPRESENTATIONS AND WARRANTIES.
2.1    Contractor and Buyer Representations and Warranties.
2.1.1    Organization; Qualification. Contractor is and at all times during the term of this Agreement shall be a limited liability company validly existing and in good standing under the Laws of the State of Delaware. Contractor has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Contractor is and at all times during the terms of this Agreement shall be qualified to conduct business in the State of Florida.
2.1.2    Capitalization. Accelerated Decommissioning Partners, LLC is and at all times during the term of this Agreement shall be the sole member and owner of all of the outstanding equity interests in Contractor.
2.1.3    Authority Relative to this Agreement. Contractor and Buyer have full corporate power and authority to execute and deliver this Agreement and to perform their obligations hereunder. The execution and delivery of this Agreement has been duly and validly authorized by all necessary corporate action required on the part of Contractor and Buyer and no other corporate proceedings on the part of Contractor or Buyer are necessary to authorize this Agreement or to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Contractor and Buyer, and assuming that this Agreement constitutes the valid and binding agreement of Company, this Agreement constitutes the legal, valid and binding agreement of Contractor and Buyer, enforceable against Contractor and Buyer in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
2.1.4    No Violation. Neither the execution and delivery of this Agreement by Contractor and Buyer, nor the performance by Contractor or by Buyer of their obligations hereunder will (a) conflict with or result in any breach of any provision of the certificate of formation or organization, or limited liability company or operating agreement, of Contractor; (b) require consent, notice or other action, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or the lapse of time or both, would constitute a default under, or give rise to any right of termination, cancellation, modification or acceleration, under any of the terms, conditions or provisions of any material contract or Permit to which Contractor or Buyer is a party or by which any of its assets may be bound, other than the Contractor’s Required Regulatory Approvals; or (c) violate in any material respect any Laws applicable to Contractor or Buyer.
2.1.5    Professional Licenses. As of the Closing Date, and at all times after the Closing Date during the term of this Agreement, Contractor will have a valid certified contractor’s license in the appropriate category or specialty issued by the Florida Department of Business and Professional Regulation, and such license shall remain in full force and affect at all times during the term of this Agreement. All Persons who perform any portion of the Decommissioning have and shall at all times during the performance of Contractor’s obligations hereunder have all business and professional certifications required by applicable Laws to perform such work.
2.2    Company Representations and Warranties. Company represents and warrants to Contractor as follows:
2.2.1    Organization; Qualification. Company is a limited liability company validly existing and in good standing under the Laws of the State of Florida and has all requisite corporate power and authority to own, transfer, lease and operate its properties and to carry on its business as is now being conducted. Company is duly licensed or qualified to do business and is in good standing in Florida and each other jurisdiction, if any, in which the operation of the business related to the CR-3 Facility as currently conducted makes licensing or qualification necessary.
2.2.2    Authority Relative to this Agreement. Company has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement has been duly and validly authorized by all necessary corporate action required on the part of Company and no other corporate proceedings on the part of Company are necessary to authorize this Agreement or to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Company, and assuming that this Agreement constitutes the valid and binding agreement of Contractor, this Agreement constitutes the legal, valid and binding agreement of Company, enforceable against Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
2.2.3    No Violation. Neither the execution and delivery of this Agreement by Company, nor the performance by Company of its obligations hereunder will (a) conflict with or result in any breach of any provision of the certificate of formation or organization, or limited liability company or operating agreement, of Company; (b) require consent, notice or other action, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or the lapse of time or both, would constitute a default under, or give rise to any right of termination, cancellation, modification or acceleration, under any of the terms, conditions or provisions of any material contract or Permit to which Company is a party or by which any of its assets may be bound, other than Company’s Required Regulatory Approvals; or

(c) violate in any material respect any Laws applicable to Company; provided, however, that Company makes no warranty or representation that the Permits that it currently holds are or will be adequate or the only Permits necessary for Contractor’s activities or actions necessary to complete the Decommissioning or achieve the End-State Conditions.
2.2.4    Filings and Reports. Company has filed or caused to be filed with the applicable state or local regulatory bodies, the NRC, and the Department of Energy, and the State of Florida, as the case may be, all material forms, statements, reports and documents (including all exhibits, amendments and supplements thereto) required to be filed by Company with respect to the NRC-Licensed Site or the ownership or operation thereof under each of the applicable state public utility Laws, the Atomic Energy Act, the Energy Reorganization Act, and the Price-Anderson Act and the respective rules and regulations thereunder. All such filings complied in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder in effect on the date each such report was filed. The representations and warranties under this Section 2.2.4 do not apply to any statement by Company in any filing regarding the cost estimated by Company to perform the Decommissioning of the CR-3 Facility or the NRC-Licensed Site.
2.2.5    Real Property. Company has not entered into any real property agreements, including any leases, subleases, licenses or other rental agreements or occupancy agreements (written or verbal), mortgages, deeds of trust, easements, or agreements regarding potential ingress and egress, with respect to any part of the NRC-Licensed Site, that would reasonably be expected to materially impair Contractor’s intended operation, possession, or use of the NRC-Licensed Site with respect to the performance of the Decommissioning or its obligations under this Agreement.
2.2.6    Spent Fuel Disposal Contract. Company has paid the one-time fee required to be paid as contemplated under Article VIII.A.3 of the Spent Fuel Disposal Contract.
2.2.7    ANI Insurance Policy. All premiums with respect to the ANI nuclear liability insurance policy covering the CR-3 Facility due prior to the Closing Date shall have been paid by Company, other than retroactive premiums which may be payable with respect thereto.
2.2.8    NRC License. Company has not received any written notification which remains unresolved that it is in violation of any of the NRC License, or any order, rule, regulation, or decision of the NRC with respect to the NRC-Licensed Site.
2.2.9    Environmental Matters. With respect to the CR-3 Facility and the ownership or operation thereof, except as disclosed in Schedule 2.2.9:
(a)    To the Knowledge of Company, there are no material Environmental Liabilities with respect to the CR-3 Facility as of the Contract Date.
(b)    Company has obtained and holds the Environmental Permits listed on Attachment 14-A. Such Environmental Permits are all of the material Environmental Permits used in or necessary for Company’s ownership and possession of the CR-3 Facility as of the Contract Date; provided, that Company makes no representation or warranty that such

Environmental Permits include any or are all of the Environmental Permits that would be necessary for Contractor to perform Contractor’s obligations under this Agreement. Each such Environmental Permit is in full force and effect. Company is in compliance in all material respects with all of its obligations under each such Environmental Permit. There are no proceedings pending, or to the Knowledge of Company, threatened, that could reasonably be expected to result in the revocation, termination, modification or amendment of any such Environmental Permit. Company has not failed to make in a timely fashion any application or other filing required for the renewal of any such Environmental Permit which failure could reasonably be expected to result in the termination of such Environmental Permit or such Environmental Permit being revoked, suspended or adversely modified.
(c)    There are no Environmental Claims pending or, to the Knowledge of Company, threatened against Company, with respect to the CR-3 Facility, and to Company’s Knowledge there are no facts or circumstances which are reasonably likely to form the basis for any material Environmental Claim against Company with respect to the CR-3 Facility.
(d)    To Company’s Knowledge, the CR-3 Facility is not an Environmental Clean-up Site.
(e)    To the Knowledge of Company, there are no (i) underground storage tanks, active or abandoned; or (ii) polychlorinated biphenyls-containing equipment located at the CR-3 Facility.
(f)    To the Knowledge of Company, there are no material Encumbrances, other than Permitted Encumbrances, arising under or pursuant to an Environmental Law with respect to the CR-3 Facility and, to the Knowledge of Company, there are no facts, circumstances, or conditions that could reasonably be expected to materially restrict, encumber or result in the imposition of special conditions under any Environmental Law with respect to the Decommissioning of the CR-3 Facility, except those facts, circumstances or conditions relating to the status of the CR-3 Facility as a nuclear facility.
(g)    There have been no Environmental audits or assessments with respect to the CR-3 Facility by, on behalf of, or which are in the possession of Company, which have not been made available to Contractor prior to the Contract Date.
The representations and warranties set forth in this Section 2.2.9 are Company’s sole and exclusive representations and warranties regarding any Environmental matters and Environmental Laws.
2.2.10    Compliance with Permits, Laws. Company has not received any written notification which remains unresolved that it is in violation of (a) any of the material Permits held by Company that are used in, or necessary for its maintenance, ownership, use, or possession of, the CR-3 Facility as presently conducted or as required by Law (other than Environmental Laws or Nuclear Laws); or (b) any Law (other than Environmental Laws or Nuclear Laws) applicable to the CR-3 Facility or activities at the CR-3 Facility. Company is in compliance in all material respects with all such Permits and Laws (other than Environmental Permits, Environmental Laws or Nuclear Laws) applicable to the CR-3 Facility or activities at the CR-3 Facility; provided, that Company makes no representation or warranty that such Permits include any or are all of the Permits that would be necessary for Contractor to perform Contractor’s obligations under this Agreement.
2.2.11    NDF.
(a)    With respect to all periods ending on or prior to the Closing Date: (i) the NDF is a trust, validly existing under the Laws of the Commonwealth of Pennsylvania with all requisite authority to conduct its affairs as it now does; (ii) the qualified trust fund maintained within the NDF satisfies all requirements necessary for it to be treated as a nuclear decommissioning fund as defined in Treas. Reg. Sections 1.468A‑1(b)(4) and 1.468A-5; and (iii) the NDF is in compliance in all material respects with all applicable Laws of the NRC and any other Governmental Authority.
(b)    Company has heretofore delivered to Contractor a copy of the Amended and Restated NDF Agreement, as in effect on the Contract Date.
(c)    With respect to all periods ending on or prior to the Closing Date: (i) Company or the Trustee of the NDF has filed or caused to be filed with the NRC and any other Governmental Authority all material forms, statements, reports, documents (including all exhibits, amendments and supplements thereto) required to be filed by such entities; and (i) Company is not subject to any Governmental Authority’s regulation over its rates that could reasonably be expected to pose a material risk of requiring disbursements to be made from the NDF.
(d)    With respect to all taxable periods ending prior to the Closing Date, Company has filed all required Tax Returns with respect to the NDF, and such Tax Returns were true, correct and complete in all material respects, and all Taxes due have been paid in full. No notice of deficiency or assessment has been received from any taxing authority with respect to any Liability for Taxes of the NDF which have not been fully paid or finally settled.
(e)    Attachment 15 to this Agreement sets forth a statement of assets of the NDF as of December 31, 2018 and such statement presents fairly in all material respects as of such date the fair market value of the assets of the NDF. There are no Encumbrances for Taxes affecting the assets of the NDF other than Permitted Encumbrances.

ARTICLE 3
PRE-CLOSING COVENANTS OF THE PARTIES
3.1    Company’s Conduct of Business Relating to the Assets and the CR-3 Facility.
3.1.1    During the Pre-Closing Period, Company shall use and maintain, or cause to be used and maintained, the Assets and the CR-3 Facility in the ordinary course of present use consistent with Good Utility Practices such that at the Closing, the CR-3 Facility and the NRC-Licensed Site will conform with the descriptions thereof in of the Project Specifications; it being understood that any actions deemed reasonably necessary in the use and maintenance of the Assets or the CR-3 Facility in accordance with Good Utility Practices shall be deemed to be in the ordinary course unless Company would reasonably expect such actions to impair in any material respect Contractor’s performance of its obligations under this Agreement or any of the Ancillary Agreements. Without limiting the generality of the foregoing, and, except as contemplated in this Agreement, without the prior written consent of Contractor (unless the requirement for such consent would be prohibited by Law), which consent will not be unreasonably withheld, delayed or conditioned, Company shall not directly do any of the following with respect to the CR-3 Facility or, where expressly indicated, the NRC-Licensed Site:
(a)    sell, transfer, remove, lease, pledge, mortgage, encumber, restrict, dispose of, grant any right or interest with respect to any Assets;
(b)    amend or extend in any material respect, or voluntarily terminate prior to the expiration date thereof or allow to expire, the Spent Fuel Disposal Contract or any Company Permit used in, or necessary for the maintenance, ownership, use, or possession of, the CR-3 Facility or the ISFSI or the NRC-Licensed Site; provided, however, that Contractor’s consent shall not be required for actions with respect to Company Permits for which applications have been filed and approval is pending as of the Contract Date as described in Attachment 14-A, or for the settlement of any claims pending with respect to the Spent Fuel Disposal Contract;
(c)    fail to maintain in effect the Nuclear Insurance Policies with the limits of liability as in effect on the Contract Date or as otherwise allowed by the NRC;
(d)    move any Nuclear Material to, or bring any Hazardous Substances onto, the CR-3 Facility or the NRC-Licensed Site, other than in the ordinary course of business and in accordance with Good Utility Practices;
(e)    make any modification to the CR-3 Facility, except for Decommissioning activities in the ordinary course of business and consistent with Company’s Decommissioning plan as contemplated by the Post Shutdown Decommissioning Activities Report submitted by Company to the NRC on December 2, 2013;
(f)    settle any claim or litigation that results in a material obligation that would adversely impact the CR-3 Facility or the performance of Contractor’s obligations under this Agreement with respect to the NRC-Licensed Site, or expands in any material respect the NRC Commitments; provided, however, that Company may settle alleged violations of

Company Permits without the consent of Contractor if the settlement would not reasonably be expected to adversely affect the performance of Contractor’s obligations under this Agreement;
(g)    knowingly engage in any practice, take any action, fail to take any action, or enter into any transaction that will result or could reasonably be expected to result in any misrepresentation of Company hereunder or of Seller under the SNF PSA as of the Closing Date;
(h)    amend the Amended and Restated NDF Agreement in any way that would alter in any material respect the business and investment practices with respect to the NDF, except as contemplated by the Fourth Amendment to Amended and Restated NDF Agreement;
(i)    except as required by any Law or generally accepted accounting principles, change, in any material respect, its Tax practice or policy with respect to the NDF (including making new Tax elections or changing Tax elections and settling Tax controversies not in the ordinary course of business) or make any change in any method of accounting or accounting practice with respect to the Assets to the extent such change or settlement would be binding on Contractor; or
(j)    agree to enter into any of the transactions set forth in the foregoing provisions of this Section 3.1.1.
3.1.2    Company shall also:
(a)    maintain the CR-3 Facility in the ordinary course of business and in compliance in all material respects with applicable Laws, the NRC License, the Permits and Environmental Permits;
(b)    make all required deposits, if any, to the NDF and cause Trustee to pay all Taxes, if any, and expenses and fees relating to the NDF; and
(c)    not amend the Amended and Restated NDF Agreement, other than the Fourth Amendment to Amended and Restated NDF Agreement entered into in accordance with this Agreement and the SNF PSA, without the consent of Contractor, which consent shall not be unreasonably withheld or delayed.

3.2    Contractor’s Conduct of Business. During the Pre-Closing Period, Contractor shall not:
3.2.1    Amend Contractor’s certificate of formation or operating agreement without the prior written consent of Company, except as set forth in the Amended and Restated LLC Agreement.
3.2.2    Sell or transfer the membership interests in Contractor to any third party, without the prior written consent of Company.
3.2.3    Engage in any business activity or incur any Liability by or on behalf of Contractor, except as reasonably necessary in connection with the transactions contemplated by this Agreement.
3.2.4    Knowingly engage in any practice, take any action, fail to take any action, or enter into any transaction that will result or may reasonably be anticipated to result in any misrepresentation or breach of any warranty or covenant of Contractor or the Parent Guarantors hereunder or under the Ancillary Agreements.
3.2.5    Agree to take any action or enter into any transaction that would violate the foregoing provisions of this Section 3.2.
3.3    Further Assurances. Subject to the terms and conditions of this Agreement, prior to the Closing, each of the Parties will use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the Closing. Notwithstanding anything in the previous sentence to the contrary, Company shall use commercially reasonable efforts to obtain any Company Permits, if any, and Contractor shall use commercially reasonable efforts to obtain all Contractor Permits, that are necessary as of the Closing Date for Contractor to perform its obligations under this Agreement at the NRC-Licensed Site. Each Party shall cooperate with the other Party in all commercially reasonable efforts to (a) obtain the Company Permits and Contractor Permits; and (b) lift any preliminary or permanent injunction or other order or decree by any federal or state court or Governmental Authority that restrains or prevents the Closing.
3.4    Consents and Approvals.
3.4.1    As promptly as practicable after the Contract Date, Contractor and Company, as applicable, shall make the filings necessary to obtain the Required Regulatory Approvals. In fulfilling their respective obligations under this Section 3.4.1, Contractor and Company shall each use commercially reasonable efforts to effect or cause to be effected any such filings (other than as contemplated in Section 3.4.2) within sixty (60) days after the Contract Date. Prior to any Party’s submission of the applications contemplated by this Section 3.4.1, the submitting Party shall provide a draft of such application to the other Party for review and comment and the submitting Party shall in good faith consider any revisions reasonably requested by the reviewing Party. Each Party will bear its own costs of the preparation and review of any such filings; [**]

3.4.2    As promptly as practicable after the Contract Date, Contractor and Company shall file an application with the NRC requesting consent under Section 184 of the Atomic Energy Act and 10 C.F.R. § 50.80 for the transfer of the NRC License authorizing possession and maintenance, including Decommissioning, of the NRC-Licensed Site, from Company to Contractor, and approval of any conforming license amendments, and any other related approvals; provided, however, that Company shall retain its rights as the owner of the CR-3 Facility and the NRC-Licensed Site (other than the ISFSI) under the NRC License. In fulfilling their respective obligations set forth in the immediately preceding sentence, each of Contractor and Company shall use its commercially reasonable efforts to effect any such filing within sixty (60) days after the Contract Date. [**] Thereafter, Contractor and Company shall cooperate with one another to facilitate NRC review of the application by promptly providing the NRC staff with such documents or information that the NRC staff may reasonably request or require any of the Parties to provide or generate.
3.4.3    The Parties shall respond promptly to any requests for additional information made by Governmental Authorities, use their respective commercially reasonable efforts to participate in any hearings, settlement proceedings or other proceedings ordered with respect to the applications, and use their respective commercially reasonable efforts to cause regulatory approval to be obtained at the earliest possible date after the date of filing. Company shall have the right to review in advance all characterizations of the information relating to the transactions contemplated by this Agreement which appear in any application or filing made in connection with the transactions contemplated hereby by Contractor, and Contractor shall consider in good faith any revisions reasonably requested by Company.
3.4.4    During the Pre-Closing Period, Contractor and Company shall cooperate with each other, including by establishment of a transition committee with representatives of each of Contractor and Company that shall develop a transition plan to be implemented to transition the CR-3 Facility from Company to Contractor upon the Closing. Without limiting the foregoing, among other things, Contractor and Company shall prepare the procedures as described in Attachment 14-B.
3.5    Notice of Significant Changes; Revised Schedules; First Amendment to DSA.
3.5.1    Each Party will promptly advise the other Party in writing of any change or circumstance arising, or being discovered, after the Contract Date that would constitute a material breach of any representation or warranty of such Party under this Agreement or the SNF PSA. No later than fifteen (15) Business Days prior to the Closing, each Party shall provide the other Party with any and all revisions, modifications and updates to the Schedules to the SNF PSA such that the Schedules to the SNF PSA will be true and correct as of such date, including with respect to any breach of any representation or warranty of a Party under the SNF PSA. Such revisions, modifications and updates will be incorporated into the Schedules prior to the Closing; provided, however, that to the extent that such revisions, modifications and updates have a Seller Material Adverse Effect or a Buyer Material Adverse Effect, as the case may be, then such revisions, modifications or updates to the Schedules will not be deemed to have cured any inaccuracy or breach of any representation or warranty in this Agreement for purposes of the termination rights contained in this Agreement or of determining whether the conditions to Closing under Section 6.1 or Section 6.2 of the SNF PSA have been satisfied.

3.5.2    Notwithstanding anything to the contrary herein, if either Party becomes aware of a Change in Law or a Change in End-State Condition prior to the Closing, the Party becoming aware of such change shall promptly notify the other Party in writing. Within thirty (30) days thereafter, the Parties, acting reasonably and in good faith, shall meet to review an estimate, prepared by Contractor of the changes in its cost to perform the Decommissioning and its obligations under this Agreement taking into account such Change in Law or Change in End-State Condition. If the Parties are able to agree on an adjustment to the Agreed Amount, the Parties shall enter into an amendment to this Agreement to make such adjustment prior to the Closing, and such change shall not be a Seller Material Adverse Effect or a Buyer Material Adverse Effect and shall be deemed waived by the Parties for purposes of the obligation of the Parties with respect to the Closing.
3.5.3    No later than forty five (45) days prior to the expected Closing Date, the Parties shall prepare and deliver a draft of the First Amendment to DSA, together with any Attachments hereto that will be updated pursuant to the First Amendment to DSA, as the Parties have determined during the Pre-Closing Period. The Parties shall cooperate in good faith to finalize the First Amendment to DSA and the updated Attachments by no later than ten (10) Business Days prior to the expected Closing Date. If the Parties are not able to mutually agree on revisions to Attachment 2 and Attachment 7 and to mutually agree on a final First Amendment to DSA by the Closing Date, either Party may terminate this Agreement pursuant to Section 5.1.5.
3.6    Contractor’s Delivery of Financial Statements. During the Pre-Closing Period, Contractor shall deliver to Company:
3.6.1    As soon as available and in any event within sixty (60) days after the end of each of the first three quarters of each fiscal year of Northstar Group Services, Inc., a copy of such Parent Guarantor’s unaudited consolidated balance sheet as of the end of such quarter and the related unaudited consolidated statement of income and cash flow statement of such Parent Guarantor for the portion of the fiscal year of such Parent Guarantor ending on the last day of such quarter, in each case prepared in accordance with generally accepted accounting principles, subject to the absence of footnotes and to year-end audit adjustments, together with a certificate of the chief financial officer of such Parent Guarantor to the effect that such financial statements fairly present the consolidated financial condition of such Parent Guarantor as of the date thereof and results of operations for the period then ended.
3.6.2    As soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of NorthStar Group Services, Inc., a Delaware corporation, an audited copy of the consolidated balance sheet of such Parent Guarantor as of the last day of such fiscal year and the related audited consolidated statements of income, retained earnings, cash flows, and notes to consolidated financial statements of such Parent Guarantor for such fiscal year, together with an opinion of certified public accountants of recognized national standing.
3.6.3    As soon as available and in any event within sixty (60) days after the end of each of the first three quarters of each fiscal year of Orano USA LLC, a Delaware limited liability company, a copy of such Parent Guarantor’s unaudited consolidated balance sheet as of the end of such quarter and the related unaudited consolidated statement of income of such Parent Guarantor for the portion of the fiscal year of such Parent Guarantor ending on the last day of such quarter, in each case prepared in accordance with international financial reporting standards, subject to the absence of footnotes and to year-end audit adjustments, together with a certificate of the chief financial officer of such Parent Guarantor to the effect that such financial statements fairly present the consolidated financial condition of such Parent Guarantor as of the date thereof and results of operations for the period then ended.
3.6.4    As soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of Orano USA LLC, a Delaware limited liability company, a copy of such Parent Guarantor’s unaudited consolidated balance sheet as of the last day of such fiscal year and the related unaudited consolidated statements of income of such Parent Guarantor for such fiscal year, prepared in accordance with international financial reporting standards, subject to the absence of footnotes, together with a certificate of the chief financial officer of such Parent Guarantor to the effect that such financial statements fairly present the consolidated financial condition of such Parent Guarantor as of the date thereof and results of operations for the period then ended.
3.7    Access to Information.
3.7.1    During the Pre-Closing Period, Company will, during ordinary business hours, upon reasonable notice and subject to compliance with all applicable NRC rules and regulations and other applicable Laws: (a) allow Contractor and its representatives reasonable access to Company management personnel engaged in the management of the Assets, the CR-3 Facility, the NRC-Licensed Site and the Business Books and Records; (b) permit Contractor to make such reasonable inspections thereof as Contractor may reasonably request; (c) furnish Contractor with such other information with respect to the Assets or the CR-3 Facility or the NRC-Licensed Site that is in Company’s possession, as Contractor may from time to time reasonably request; and (d) furnish Contractor a copy of each material report, schedule or other document filed or received by it with respect to the Assets or the CR-3 Facility with the NRC or any other Governmental Authority having jurisdiction over any of the Assets or the CR-3 Facility; provided, however, that (i) any such investigation shall be conducted in such a manner as not to interfere unreasonably with the ownership, use or management of the other activities of Company or its other contractors at the NRC-Licensed Site; (ii) Company shall not be required to provide Contractor any information which would reasonably be expected to result in a waiver of the attorney-client privilege; provided, however, that Company shall use commercially reasonable efforts to allow for such access or disclosure in a manner that does not result in a waiver of the attorney-client privilege (including, if applicable, by entering into a common interest or similar agreement to preserve such privilege); and (iii) Company need not supply Contractor with any information that Company is legally or contractually prohibited from supplying; provided, however, that Company shall use commercially reasonable efforts (not including payment of any money or granting of any concessions) to obtain any consents necessary in order to provide Contractor with the information from the contractual counterparty to the extent such prohibition exists.
3.7.2    Prior to the Closing Date, Contractor shall not, and shall not allow its Affiliates to, contact any vendors, suppliers, employees, or other contracting parties of Company or Company’s Affiliates with respect to any aspect of the Assets or the CR-3 Facility or the NRC-Licensed Site, or the transactions contemplated hereby or under the SNF PSA, without the prior written consent of Company, which consent shall not be unreasonably withheld, delayed or conditioned.
3.8    Protection of Proprietary Information.
3.8.1    From and after the Contract Date: (a) Contractor shall use and disclose, and shall cause its Affiliates and their respective Representatives to use and disclose, Company’s Proprietary Information only to the extent necessary to consummate the transactions contemplated by, and perform their obligations under, this Agreement and the Ancillary Agreements; and (b) Company shall use and disclose, and shall cause its Affiliates and its Representatives to use and disclose, Contractor’s Proprietary Information only to the extent necessary to consummate the transactions contemplated by, and perform its obligations under, this Agreement and the Ancillary Agreements. Any disclosure to Affiliates or Representatives of a Party shall only be made after such Affiliates and Representatives are advised of the confidentiality obligations hereunder and required by the disclosing Party to comply, and the disclosing Party shall be responsible for any violations of the obligations of this Section 3.8 by any such Affiliates or Representatives. Any disclosure to third parties other than a Party’s Affiliates or Representatives by either Company or Contractor shall only be made subject to confidentiality agreements with such third parties that are at least as stringent as the requirements of this Section 3.8.
3.8.2    Upon Contractor’s, or Company’s (as the case may be), prior written approval (which approval shall not be unreasonably withheld, delayed or conditioned), Company or Contractor, respectively, may provide Proprietary Information of the other Party to the NRC or any other Governmental Authority having jurisdiction over the Assets, the CR-3 Facility, the NRC-Licensed Site or any portion thereof, as may be necessary to obtain Company’s Required Regulatory Approvals or Contractor’s Required Regulatory Approvals, respectively. The disclosing Party shall seek confidential treatment for the Proprietary Information provided to any such Governmental Authority and the disclosing Party shall notify the other Party whose Proprietary Information is to be disclosed, as far in advance as reasonably practical, of its intention to release to any Governmental Authority any such Proprietary Information. In the event that disclosure of Proprietary Information is required by order of a court or other Governmental Authority or by subpoena or other similar legal process, the Party subject to such order, subpoena or other legal process shall, to the extent permitted by Law, notify the other Party whose Proprietary Information is to be disclosed and the Parties shall consult and cooperate in seeking a protective order or other relief to preserve the confidentiality of Proprietary Information.
3.8.3    Company or Contractor may, without the prior consent of the other Party, disclose Proprietary Information of the other Party as may be necessary to comply generally with any applicable Laws or with the rules of any applicable stock exchange. The disclosing Party shall notify the other Party whose Proprietary Information is to be disclosed, as far in advance as reasonably practical, of its intention to release to any third party any such Proprietary Information.

3.8.4    Notwithstanding anything to the contrary in the foregoing, nothing in this Section 3.8 authorizes or permits Contractor to disclose any Third Party Proprietary Information that Contractor obtains as part of the Company Proprietary Information to any other Person. Contractor acknowledges and agrees that to the extent Company is prohibited or restricted by any non-disclosure or confidentiality obligation to any third party from disclosing any Third Party Proprietary Information to Contractor, Company shall have the right to not disclose such Third Party Proprietary Information to Contractor until Contractor has reached agreement with such third party and such third party has notified Company in writing that Company may disclose such Third Party Proprietary Information to Contractor. Company shall notify Contractor if there is any Third Party Proprietary Information of which Company is aware that Company is prohibited or restricted from disclosing to Contractor, and advise Contractor of such third party so that Contractor may make appropriate arrangements with such third party. Company’s failure to disclose any Third Party Proprietary Information pursuant to this Section 3.8.4 shall not serve as the basis for a claim of any breach of a representation, warranty or other obligation of Company hereunder.
3.8.5    If this Agreement is terminated before the Closing, this Section 3.8 shall survive the termination of this Agreement for five (5) years. In addition, if this Agreement is terminated before the Closing, Contractor shall, within thirty (30) days after receipt of a written request from Company, return or destroy Company’s Proprietary Information in the possession or control of Contractor, any of its Affiliates or their respective Representatives, and Company shall, within thirty (30) days after receipt of a written request from Contractor, return or destroy Contractor’s Proprietary Information in the possession or control of Company, any of its Affiliates or their respective Representatives. Notwithstanding the foregoing, a recipient or another Party’s Proprietary Information shall not be required to return or destroy such other Party’s Proprietary Information to the extent that it (a) is commingled with other electronic records that are collected and maintained in a separate secure facility as part of information technology backup procedures in accordance with the normal course of business; (b) is included in a Party’s disclosures to its or its Affiliate’s board of directors or similar governing body or the records of deliberations of such body in connection with the consideration of the authorization and approval of this Agreement and the transactions contemplated hereby; (c) the recipient is required to retain such Proprietary Information under applicable Law; or (d) the recipient is a legal or other professional advisor to a Party with professional responsibilities to maintain client confidences; provided, however, that such retained Proprietary Information shall remain subject to the provisions of this Section 3.8.
3.9    Expenses. [**]

3.10    Public Statements.
3.10.1    During the Pre-Closing Period: (a) Company shall issue all news releases, public statements and similar publicity concerning this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, in form and substance mutually agreed by the Parties; and (b) Contractor shall not, and shall not permit any of its Affiliates or subcontractors to, engage in any form of publicity or publish, release, disclose or disseminate to any member of the public, media, Governmental Authority or any other Person other than Company, whether in writing or orally, this Agreement, the Ancillary Agreements or any information regarding the transactions contemplated hereby or thereby, without Company’s express prior written consent, except as may be required by applicable Law or stock exchange rules, such as required filings and other required public statements or testimony before regulatory authorities, and then only to the extent that Company has, to the extent permitted by applicable Law, been provided an opportunity to review and comment on such release or disclosure. Notwithstanding anything to the contrary in the foregoing, Contractor may also disclose information regarding this Agreement, the Ancillary Agreement and the transactions contemplated hereby and thereby in accordance with Sections 3.4 and 3.8.1.
3.10.2    During the Pre-Closing Period, on a case-by-case basis, as determined by Company and with Company’s express prior written consent: (a) Contractor may be requested to provide media interviews concerning this Agreement, the Ancillary Agreement and the transactions contemplated hereby and thereby; and (b) Contractor may share Company’s news releases, social media posts and other external content in Contractor’s internal and external communication channels. Contractor shall cooperate with Company in maintaining good community relations during the Pre-Closing Period.
3.10.3    Contractor shall not, and shall not permit any of its Affiliates or subcontractors to, use Company’s or any of its Affiliates’ names, logos, trademarks, service marks or trade names in any way without Company’s prior written consent.
3.10.4    Upon the Closing, the Parties will issue a joint press release or coordinated separate press releases concerning the consummation of the transactions contemplated hereby, in form and substance to be mutually agreed. The Parties shall reasonably cooperate in matters relating to the content and timing of public announcements and other public disclosures (other than required filings and other required public statements or testimony before regulatory authorities) relating to this Agreement or the transactions contemplated hereby.
3.11    Taxes.
3.11.1    Any Transfer Taxes incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by Contractor and Company in equal proportions. Contractor and Company will file, to the extent required by applicable Law, all necessary Tax Returns and other documentation with respect to any such Transfer Taxes, and, if required by applicable Law, will each join in the execution of any such Tax Returns or other documentation. The Parties shall use commercially reasonable efforts to comply with all requirements and secure applicable sales tax exemptions for the transactions contemplated by this Agreement.

3.11.2    The Parties acknowledge, agree, and intend, as a result of the agreements and arrangements set forth in this Agreement and the Ancillary Agreements, as follows for all Tax purposes: (a)  Company shall have retained ownership and use of all of its assets and shall not have transferred ownership of the NRC-Licensed Site or any other of its assets to Contractor or any of its Affiliates (whether by application of Section 770l(e) of the Code or otherwise) except for the Assets transferred to Buyer pursuant to the SNF PSA; (b) Company shall be treated as the owner of the NDF, and the NDF shall be the owner of the assets held in the IOI Decommissioning Subaccount, as well as any proceeds held or earned therein unless, until, and to the extent such proceeds are paid to Contractor or any of its Affiliates in payment of services performed, and obligations discharged, by Contractor or any of its Affiliates pursuant to this Agreement and the Amended and Restated NDF Agreement; and (c) the rights and obligations of Company, Contractor and any of its Affiliates set forth in this Agreement and the Ancillary Agreements shall be respected (after the application of Section 770l(e) of the Code and other relevant Tax ownership principles) as representing only an arrangement whereby Contractor and its Affiliates will perform Decommissioning and other services for Company on Company's behalf in exchange for disbursements of cash consideration from the IOI Decommissioning Subaccount within the NDF as a fixed price fee for these services equal to the Agreed Amount, with such Agreed Amount to be paid in portions periodically to Contractor when the services necessary to discharge the Decommissioning liabilities are performed in accordance with the terms of this Agreement. The Parties hereto, as well as their Affiliates, shall prepare all applicable Tax books, records, and filings, and otherwise act, in a manner consistent with this Section 3.11.2, unless otherwise required by Law.
3.11.3    Promptly following the Contract Date, Company shall use commercially reasonable efforts to obtain a private letter ruling (the “PLR”) from the IRS regarding [**] Company shall (i) provide Contractor with a draft of the PLR prior to filing (and allow Contractor a reasonable opportunity to review and comment); (ii) notify Contractor once the PLR is submitted, and promptly provide Contractor with a copy of the PLR request as submitted to the IRS; and (iii) notify Contractor once the final response is received from the IRS, and promptly provide Contractor with a copy of the PLR issued by IRS.
3.12    NRC Commitments. Until the Closing, Company shall maintain and use the Assets in accordance with the NRC Commitments, the NRC License, applicable NRC regulations and policies and with applicable Laws, including Nuclear Laws.

3.13    Decommissioning. Contractor shall commit to the NRC and other applicable Governmental Authorities that Contractor will complete the Decommissioning of the CR-3 Facility and the Crystal River Site, and that it will complete all Decommissioning activities as contemplated under this Agreement in accordance with all Nuclear Laws and Environmental Laws, including applicable requirements of the Atomic Energy Act and the NRC’s rules, regulations, orders and guidance thereunder. Contractor shall, and shall cause the Parent Guarantors to, take commercially reasonable steps necessary to satisfy any requirements imposed by the NRC regarding decommissioning funds, in a manner sufficient to obtain NRC approval of the transfer of the NRC License from Company to Contractor. In the event that the NRC or other Governmental Authority reasonably requires Contractor to provide Decommissioning funding assurance, Contractor, the Parent Guarantors, or such other entity as shall be acceptable to the NRC, shall post a guaranty or other financial assurances or take such other action as is sufficient to satisfy such reasonable additional assurance requirement in such form as reasonably required by such Governmental Authority.
3.14    Contractor’s Provisional Trust. On or before the Closing Date, Contractor shall establish a separate trust fund, the “Contractor’s Provisional Trust Fund”, which shall: (a) be a trust, validly existing under the Laws of the Commonwealth of Pennsylvania with all requisite authority to conduct its affairs; (b) satisfy all requirements necessary for such trust to be treated as a “grantor trust” for federal and state income tax purposes pursuant to Sections 671-678 of the Code of which Contractor is the “grantor”; and (c) be in compliance in all material respects with all applicable Laws of the NRC and any other Governmental Authority. The Contractor’s Provisional Trust Fund shall be governed by a trust agreement in substantially in the form set forth in Exhibit G. Within such trust fund, the Contractor’s Provisional Trust Agreement shall establish a Provisional Milestone Account and a Provisional IOI Account. On or before the Closing Date, Contractor shall deposit Twenty Million Dollars ($20,000,000) into the Provisional IOI Account. [**] On-going funding of Contractor’s Provisional Trust Fund shall be made in accordance with Section 6.14, and disbursements from the Provisional Milestone Account shall be made in accordance with Section 9.4.
3.15    ISFSI Decommissioning Trust. On or before the Closing Date, Buyer shall establish the ISFSI Decommissioning Trust. The ISFSI Decommissioning Trust shall be governed by a trust agreement in substantially in the form set forth in Exhibit M. On or before the Closing Date, Contractor shall provide financial assurance in a form and in an amount meeting the requirements of 10 CFR 70.32(e) to the ISFSI Decommissioning Trust. The ISFSI Decommissioning Trust shall be established to hold the financial assurance until Contractor achieves the End-State Conditions.
3.16    Appointment of Company Designee. On or before the Closing Date, Contractor shall have taken such actions as necessary to cause a person to be duly appointed to serve as an independent manager of Contractor, with such rights as set forth in and in accordance with the Amended and Restated LLC Agreement.
3.17    Pre-Closing Decommissioning Services. If Company and Contractor agree on any services related to the Decommissioning that will be performed by Contractor prior to the Closing, the Parties shall enter into a Pre-Closing Decommissioning Services Contract that establishes the scope of such services, related deliverables and payments to be made to Contractor thereunder.
3.18    Administration of Security Screening. The Parties acknowledge and agree that, as of the Contract Date, the administration of security screening for the CR-3 Facility is performed by Duke Energy Nuclear Security Service, a centralized, nuclear fleet organization.
3.18.1    As promptly as practicable after the Contract Date, Company will modify the existing security processes such that all provisions of the CR-3 Facility security plan, including security screening, shall be solely and exclusively performed by Company employees assigned to the CR-3 Facility or contractors engaged to perform such functions for the CR-3 Facility.
3.18.2    On the Closing Date, Contractor shall adopt the approved CR-3 Facility security plan. On or before the Closing Date, Contractor will engage sufficient qualified personnel or enter into subcontracts as may be required for Contractor to perform all functions of the CR-3 Facility security plan adopted by Contractor, including security screening, physical security, training and qualification, and safeguards contingency plans.
ARTICLE 4
THE CLOSING OF THE SNF PSA
4.1    Closing. The consummation of the transactions as contemplated by the SNF PSA (the “Closing”) shall be held within ten (10) Business Days after the date on which the last of the conditions precedent to Closing set forth in Sections 6.1 and 6.2 of the SNF PSA have been either satisfied or waived by the respective Party for whose benefit such conditions precedent exist (except with respect to those conditions which by their terms are to be satisfied at Closing), but in any event not after the termination of this Agreement pursuant to Article 5. The date on which the Closing occurs under the SNF PSA is referred to herein as the “Closing Date.”
4.2    Deliveries by Company.
At the Closing, Company will deliver, or cause to be delivered, the following to Contractor:
4.2.1    the SNF PSA, duly executed and delivered by Company as Seller thereunder;
4.2.2    the PLR;
4.2.3    the other Ancillary Agreements to which Company is a party, duly executed and delivered by Company and such other Persons (other than Contractor, or any Parent Guarantor or other Affiliate of Contractor) as indicated therein, as applicable;
4.2.4    the First Amendment to DSA, duly executed and delivered by Company;
4.2.5    copies of any and all governmental and other third party consents, waivers or approvals obtained by Company with respect to the consummation of the transactions contemplated by this Agreement and the SNF PSA, including the Company’s Required Regulatory Approvals obtained by Company;
4.2.6    the procedures to be maintained and implemented by Company in accordance with Attachment 14-B;
4.2.7    copies, certified by the Secretary or any Assistant Secretary of Company, of corporate resolutions authorizing the execution and delivery of this Agreement, the Ancillary Agreements and any other agreements and instruments to be executed and delivered by Company in connection herewith, and the consummation of the transactions contemplated hereby;
4.2.8    a certificate of the Secretary or any Assistant Secretary of Company identifying the name and title and bearing the signatures of the officers of Company authorized to execute and deliver this Agreement, the Ancillary Agreements and the other agreements and instruments contemplated hereby and thereby;
4.2.9    a certificate of good standing with respect to Company issued by the Secretary of State of the State of Florida no earlier than ten (10) days prior to the Closing Date; and
4.2.10    such other agreements, consents, documents, instruments and writings as are required to be delivered by Company at or prior to the Closing Date pursuant to this Agreement, the SNF PSA or the Ancillary Agreements or otherwise reasonably required in connection herewith or therewith.
4.3    Deliveries by Contractor and Buyer.
At the Closing, Contractor will deliver, or cause to be delivered, the following to Company:
4.3.1    the SNF PSA, duly executed by Buyer, and the consideration to be paid thereunder;
4.3.2    all of the Ancillary Agreements to which Contractor, Buyer or any Parent Guarantor is a party, duly executed and delivered, as applicable, by Contractor, Buyer, the Parent Guarantors, and such other Persons (other than Company) as indicated therein, as applicable;
4.3.3    the First Amendment to DSA, duly executed and delivered by Contractor and Buyer;
4.3.4    evidence of the required deposits having been made into the Contractor’s Provisional Trust Fund;
4.3.5    evidence of financial assurance in a form and in an amount meeting the requirements of 10 CFR 70.32(e) having been provided to the ISFSI Decommissioning Trust;

4.3.6    certificates of insurance and such other evidence as reasonably acceptable to Company demonstrating that Contractor has obtained the insurance policy as described in Section 14.3;
4.3.7    the procedures to be maintained and implemented by Contractor in accordance with Attachment 14-B;
4.3.8    evidence that Contractor has engaged personnel to perform the security screening and other functions required under Contractor’s security plan, or has engaged a subcontractor to perform such functions, in compliance with NRC regulations;
4.3.9    copies of any and all governmental and other third party consents, waivers or approvals obtained by Contractor with respect to the Closing, including the Contractor’s Required Regulatory Approvals obtained by Contractor;
4.3.10    copies, certified by the Secretary or any Assistant Secretary of Contractor , Buyer and each Parent Guarantor, as applicable, of resolutions authorizing the execution and delivery of this Agreement, the Ancillary Agreements and any other agreements and instruments to be executed and delivered by Contractor, Buyer and each Parent Guarantor in connection herewith, and the consummation of the transactions contemplated hereby and thereby, including the adoption of the Amended and Restated LLC Agreement, and appointment of Company’s designee (as identified in Section 3.16) to the governing board of Contractor;
4.3.11    a certificate of the Secretary or any Assistant Secretary of Contractor, Buyer and each Parent Guarantor, as applicable, identifying the name and title and bearing the signatures of the officers of Contractor and such Parent Guarantor authorized to execute and deliver this Agreement, the Ancillary Agreements and the other agreements and instruments contemplated hereby;
4.3.12    certificates of good standing with respect to each of Contractor and Buyer issued by the Secretary of State of the State of Delaware no earlier than ten (10) days prior to the Closing Date;
4.3.13    a copy of the certificate of authority or qualification of Contractor to do business in the State of Florida, issued by the Secretary of State of the State of Florida no earlier than ten (10) days prior to the Closing Date;
4.3.14    a copy of Contractor’s license to perform contractor services as issued by the State of Florida and evidence reasonably satisfactory to Company that such license is in full force and effect dated no earlier than ten (10) days prior to the Closing Date;
4.3.15    a certificate of good standing of each Parent Guarantor issued by the Secretary of State of the State of Delaware, no earlier than ten (10) days prior to the Closing Date;
4.3.16    (a) a copy of the actual compliance calculation of NorthStar Group Services, Inc. with respect to the financial covenants under its long-term debt agreements showing that NorthStar Group Services, Inc. satisfies such financial covenants as of such date, as certified by the chief financial officer of NorthStar Group Services, Inc.; (b) a copy of NorthStar Group Services, Inc.’s most recent audited or reviewed financial statements underlying such calculations of such financial covenants, as certified by the chief financial officer of NorthStar Group Services, Inc.; and (c) a certification by the chief financial officer of NorthStar Group Services, Inc. that such entity is not in a position where it is unable to renew any credit facility to which it is a party by reason of NorthStar Group Services, Inc.’s financial condition;
4.3.17    all such other instruments of assumption as shall, in the reasonable opinion of Company and its counsel, be necessary for Buyer to assume the Assumed Liabilities in accordance with the SNF PSA;
4.3.18    a legal opinion from Pillsbury Winthrop Shaw Pittman LLP, addressed to Company to the effect set forth in Exhibit L and otherwise in form and substance reasonably satisfactory to Company; and
4.3.19    such other agreements, documents, instruments and writings as are required to be delivered by Contractor, Buyer or any Parent Guarantor at or prior to the Closing Date pursuant to this Agreement or the Ancillary Agreements or otherwise reasonably required in connection herewith or therewith.
ARTICLE 5
TERMINATION
5.1    Termination. This Agreement may be terminated at any time prior to the Closing Date as follows:
5.1.1    By mutual written consent of Company and Contractor;
5.1.2    By Company or Contractor if: (a) any federal or state court of competent jurisdiction shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Closing, and such order, judgment or decree shall have become final and non-appealable; or (b) any statute, rule, order or regulation shall have been enacted or issued by any Governmental Authority which, directly or indirectly, prohibits the consummation of the Closing, unless the Party seeking to terminate is responsible for the imposition of the prohibition;
5.1.3    By Company or Contractor if any Contractor’s Required Regulatory Approval or Company’s Required Regulatory Approval has been denied and is non-appealable, or Contractor or Company, as applicable, elects not to appeal, or in the case of the PLR, Company is unable to obtain a PLR confirming the items described in Section 3.11.3;
5.1.4    By Company or Contractor if Closing does not occur within three (3) months following receipt of the last of the Contractor’s Required Regulatory Approvals and the Company’s Required Regulatory Approvals, unless the Party seeking to terminate is responsible for any failure to meet any condition to Closing;
5.1.5    By Company or Contractor if the Parties have not agreed on revisions to Attachment 2, Attachment 7 and a final form of the First Amendment to DSA on or before the Closing Date;

5.1.6    By Company or Contractor if Closing does not occur within two (2) years following the Contract Date (the “Termination Date”), unless the Party seeking to terminate is responsible for any failure to meet any condition to Closing; provided that the foregoing shall not apply to diminish or limit Contractor’s or Company’s respective right to terminate this Agreement pursuant to Section 5.1.4;
5.1.7    By Contractor if there has been a material violation or breach by Company of any applicable covenant, representation or warranty contained in this Agreement or the SNF PSA, and such violation or breach (a) is not cured by the earlier of the Closing Date or thirty (30) days after receipt by Company of written notice specifying particularly such violation or breach (provided that in the event Company is attempting to cure the violation or breach in good faith, then Contractor may not terminate pursuant to this provision unless the violation or breach is not cured within thirty (30) days after all other conditions precedent to Closing set forth in Article 6 of the SNF PSA have been either satisfied or waived); and (b) such violation or breach has not been waived by Contractor; provided that the foregoing shall not apply to diminish or limit Contractor’s or Company’s respective right to terminate this Agreement pursuant to Section 5.1.4 or 5.1.6;
5.1.8    By Company if there has been a material violation or breach by Contractor of any covenant, representation or warranty contained in this Agreement and such violation or breach (a) is not cured by the earlier of the Closing Date or thirty (30) days after receipt by Contractor of written notice specifying particularly such violation or breach (provided that in the event Contractor, as the case may be, is attempting to cure the violation or breach in good faith, then Company may not terminate pursuant to this provision unless the violation or breach is not cured within thirty (30) days after all other conditions precedent to Closing set forth in Article 6 of the SNF PSA have been either satisfied or waived); and (b) such violation or breach has not been waived by Company; provided that the foregoing shall not apply to diminish or limit Contractor’s or Company’s respective right to terminate this Agreement pursuant to Section 5.1.4 or 5.1.6.
5.1.9    By Company if, at any time up to or prior to Closing:
(a)    the financial condition of NorthStar Group Services, Inc. or NorthStar Group Holdings, LLC causes it to be (i) out of compliance with the covenants of its long-term debt agreements or other similar scenarios that would force a non-discretionary acceleration of debt service payments beyond the level deemed “current” in the most recent audited financial statements of NorthStar Group Services, Inc. or NorthStar Group Holdings, LLC, as applicable, notwithstanding any waiver by the lender(s) for being out of compliance; or (ii) unable to renew any credit facility; and
(b)    the senior unsecured debt rating or long-term issuer rating of Orano SA falls below “BB-” by S&P Global Ratings or its successor.
Notwithstanding anything to the contrary herein, (a) if Contractor is in material breach of any agreement, covenant, representation or warranty in this Agreement, then Contractor may not exercise any right it may otherwise have under this Section 5.1 to elect to terminate this Agreement until such material breach has been cured, and (b) if Company is in material breach of any agreement, covenant, representation or warranty in this Agreement, then Company may not exercise any right it may otherwise have under this Section 5.1 to elect to terminate this Agreement until such material breach has been cured; provided that the foregoing shall not apply to diminish or limit Contractor’s or Company’s respective right to terminate this Agreement pursuant to Section 5.1.4 or 5.1.6.
5.1.10    Effect of Termination. In the event of a termination of this Agreement by Company or Contractor pursuant to Section 5.1, written notice thereof shall promptly be given by the terminating Party to the other Party, and this Agreement shall immediately become void and neither Party shall thereafter have any further liability hereunder to the other Parties; provided, however, that nothing in this Agreement shall relieve a Party from liability for any willful breach of or willful failure to perform under this Agreement.
ARTICLE 6
CONTRACTOR’S AND BUYER’S POST-CLOSING RIGHTS, OBLIGATIONS AND RESPONSIBILITIES
6.1    Authority for Operations; Limitations. Contractor shall possess, maintain and Decommission the CR-3 Facility and NRC-Licensed Site, and shall control all activities at the NRC-Licensed Site as permitted and required by, and subject to the provisions and limitations set forth in, this Agreement, including Section 8.6. In carrying out its responsibilities, Contractor shall have the authority, in accordance with this Agreement and in compliance with NRC regulations and the requirements of applicable Laws, to take any and all action necessary or desirable to obtain and maintain in effect the NRC License and Contractor Permits relating to the NRC-Licensed Site that are necessary to effectuate the Decommissioning and amendment and termination of the NRC License as contemplated by this Agreement, and to enter into agreements and make other commitments necessary or desirable to carry out its responsibility to accomplish Decommissioning of the NRC-Licensed Site and achieve the ISFSI‑Only Interim End-State Conditions and the End-State Conditions. Contractor shall have the sole authority to make all decisions necessary for NRC licensed activities at the NRC-Licensed Site, including Decommissioning and to protect the public health and safety as required by the NRC License.
6.2    Decommissioning. Contractor shall perform the Decommissioning and other work required under this Agreement in accordance with the Project Specifications, the Project Schedule, all applicable Laws, the applicable Permits and Good Utility Practices, and shall complete Milestone One by the Target Completion Date. Without limiting the generality of the foregoing, Buyer and Contractor shall be solely responsible for the operation and maintenance of the ISFSI, including providing NRC-mandated security, at all times from the Closing Date until achievement of the End-State Conditions. With respect to the majority of the Decommissioning work, Contractor will enter into fixed price subcontracts with an Affiliate of NorthStar Group Services, Inc., and an Affiliate of Orano USA LLC, and expects to enter into fixed price subcontracts with specialty trade subcontractors. With respect to each fixed price subcontract, Contractor will obtain payment and performance bonds or similar guaranties in the amount of the fixed price work covered by that fixed price subcontract; provided, however, because a small portion of the work covered by certain fixed price subcontracts with specialty trade subcontractors may not be bonded, Contractor will use commercially reasonable efforts to obtain bonds from subcontractors covering an aggregate of [**] of the value of the work covered by fixed price subcontracts. Contractor anticipates that that it will enter into a unit price subcontract with Waste Control Specialists, LLC for waste disposal services; provided, however, in the event that Contractor is able to obtain a fixed price subcontract, Waste Control Specialists, LLC shall post a payment and performance bond that complies with the requirements of this Section 6.2. Each payment and performance bond shall be issued by surety issuer(s) with a credit rating of A-VII or higher.
6.3    [**]
6.4    Security. From and after the Closing Date, Contractor shall be responsible for the provision of security and access control for all NRC-mandated security and access control at the NRC-Licensed Site in accordance with applicable Laws; provided, however, Company shall be responsible for all other security and access control at the Crystal River Site. Contractor shall implement access control and security programs with respect to the CR-3 Facility and the ISFSI and Exclusion Area to be adhered to and followed during performance of Contractor’s obligations under this Agreement.
6.5    Safety. Contractor shall prepare safety and environmental policies and procedures (“Contractor’s Safety Plan”) for the performance of the Decommissioning in compliance with all applicable Laws, including health and safety and Environmental Laws, which shall apply to all activities and aspects of the Decommissioning at the CR-3 Facility, but shall not apply to the Excluded Facilities or the other portions of the NRC-Licensed Site. Company’s EH&S Site Requirements shall apply to the Excluded Facilities and the NRC-Licensed Site other than the CR-3 Facility.
6.6    Decommissioning in Compliance with Laws. Contractor shall, at its expense, in compliance with NRC regulations and the requirements of applicable Law, perform all Decommissioning work at the NRC-Licensed Site required to complete Milestone One and achieve the ISFSI-Only Interim End-State Conditions and the End-State Conditions. The NRC-Licensed Site (including the Excluded Facilities) shall be radiologically released upon meeting applicable NRC requirements, in a manner consistent with NRC MARSSIM guidance, and any other applicable Laws, subject to any rights of Contractor to employ regulatory processes or litigation to challenge or modify any standards, including work practices, more stringent and pre-empted by those adopted by the NRC. Contractor shall promptly provide Company with copies of any reports to the NRC on the adequacy of Decommissioning financial assurance provided by Contractor or Buyer, or NRC notices or requests for additional information on the conduct of the Decommissioning or Contractor’s or Buyer’s compliance with NRC requirements or Nuclear Laws.
6.7    Project Schedule. As of the Contract Date, the Parties have agreed on the Project Schedule for the performance of the Decommissioning as set forth in Attachment 2, subject to modification as agreed to by the Parties pursuant to the First Amendment to DSA; provided, however, that the scheduled date of Milestone One shall only be subject to change to the same extent (day for day) of the change in the scheduled Closing Date if the actual Closing Date is other than March 31, 2020, whether earlier or later. Following the Closing Date, Contractor shall prepare and provide Company on at least a quarterly basis an updated Project Schedule prepared using critical path methodology, that fully integrates schedules for performance of any of the

Decommissioning activities by any subcontractors, suppliers or vendors, and is sufficiently detailed to show the progress of the Decommissioning. The Project Schedule shall, among other things, show the scheduled date for completion of the [**] and completion of Milestone One, compared to the Target Completion Date, achievement of the ISFSI-Only Interim End-State Conditions, and the then-projected date for achievement of the End-State Conditions, giving effect to any extension of the schedule for such work by reason of the occurrence of any Schedule Extension Conditions. If the Project Schedule does not project that Contractor will complete Milestone One on or before the Target Completion Date, Contractor shall also provide its written plans to address any projected failure to meet the Target Completion Date.
6.8    Removal of Improvements; Site Restoration. Contractor shall only construct structures or install any equipment on the NRC-Licensed Site as reasonably necessary for Contractor to perform its obligations under this Agreement and in compliance with Company’s EH&S Site Requirements. Contractor shall coordinate with the CREC Committee prior to the construction or installation of any such structure or equipment. Within sixty (60) days after the date that the ISFSI-Only Interim End-State Conditions are achieved, Contractor shall remove all of its personnel, all rubbish generated by Contractor prior to such date, and all structures that it has constructed or equipment that it has installed on the NRC-Licensed Site except as necessary for Contractor to carry out NRC licensed activities and complete Decommissioning and achieve the End-State Conditions. Once the End‑State Conditions are achieved, Contractor shall, at its expense, remove all of its personnel, all rubbish generated by Contractor during the performance of its obligations hereunder, and all structures that it has constructed or equipment that it has installed and that is located at the NRC-Licensed Site.
6.9    Covenant Against Liens. Contractor shall not cause or permit any right of retention, mortgage, pledge, assessment, security interest, lease, advance claim, levy, claim, lien, charge or encumbrance, including any mechanic’s or materialman’s lien (each, a “Contractor Lien”), to be asserted against any part of the Crystal River Site or any other property of Company or any of its Affiliates, as a result of any act or omission of Contractor, its agents, contractors and employees. In the event any such Contractor Lien is filed, Contractor will within fifteen (15) days after receiving written notice thereof, cause such Contractor Lien to be discharged or released in accordance with the Laws of the State of Florida. In the event such Contractor Lien is not timely released or discharged, Company, at its sole option and in addition to any of its other rights and remedies, may obtain the release or discharge of same, and Contractor shall promptly upon notice thereof reimburse Company for the cost of obtain the release or discharge of such Contractor Lien. Contractor shall indemnify, defend and hold harmless Company from and against any and all Contractor Liens arising out of or in any way connected with Contractor’s use and occupancy of the NRC-Licensed Site or the performance of its obligations hereunder. Without limiting the generality of the foregoing, Contractor shall, to the fullest extent permitted by Law, cause all contractors, subcontractors, material suppliers, service providers, and other vendors performing work or providing materials or services with respect to the NRC-Licensed Site with a value in excess of [**] on behalf of Contractor to provide lien waivers to Company reasonably satisfactory to Company, and Contractor shall, unless unconditional lien waivers have been provided, provide evidence of payment of amounts noted as due under such lien waivers. Contractor’s obligations under this Section 6.9 shall be subject to Company’s compliance with its obligations pursuant to Article 9.

6.10    Maintenance of Records. Contractor shall maintain all CR-3 Facility records required to be maintained and held by the licensee of the NRC-Licensed Site until the completion of the End-State Conditions and the completion of performance of all work required to be performed by Contractor under this Agreement. Such records shall be considered Business Books and Records for purposes of this Agreement.
6.11    Diverse Suppliers. Contractor shall adopt and utilize a subcontracting plan to use commercially reasonable efforts to: (a) use subcontractors who meet the description of at least one of the categories of diverse suppliers set forth at http://www.duke-energy.com/suppliers/supplier-diversity-definitions.asp (“Diverse Suppliers”); and (b) use Local Suppliers. Contractor shall: (i) use commercially reasonable efforts to utilize Diverse Suppliers and Local Suppliers; and (ii) provide a quarterly status report to Company in Company’s Power Advocate reporting tool and in a format reasonably acceptable to Company containing Contractor’s Diverse Supplier and Local Supplier spend. Company’s designated auditors shall have the right of access in accordance with Section 9.9 to inspect Contractor’s records related to compliance with this Section 6.11.
6.12    Reporting; Walk-downs; Compliance Meetings.
6.12.1    Contractor shall provide Company with all reports and notifications required by and in accordance with Attachment 9.
6.12.2    Subject to compliance with Contractor’s Safety Plan, Company shall have the right to review and walk-down the Decommissioning work from time to time; provided that such walk-downs do not interfere with or impede the progress of the Decommissioning work. Contractor shall also, within three (3) Business Days after a request by Company, but no more than once in a month, walk-down the progress of the Decommissioning work with Company or its designee, answering questions and allowing Company or its designee to inspect any aspect of the work, subject to compliance of such Persons with Contractor’s Safety Plan; provided that Contractor shall also walk-down the progress of the Decommissioning work with Company or its designee as described above more frequently than monthly if requested by Company in connection with unresolved disputed costs.
6.12.3    At Company’s request, Contractor shall meet with Company to discuss any concerns with the performance of the Decommissioning work, including Contractor’s performance of its obligations under this Article 6 and pursuant to Article 8, regardless of whether there has been a Contractor Event of Default or not. If the Parties are not able to resolve such concerns in a mutually satisfactory manner following discussion by the Project managers of Contractor and Company, either Party may escalate such concerns for resolution by executives of each Party who has authority to resolve such concerns and who is at a higher level of management than such Party’s representative that participated in the initial meetings and discussions of the Parties with respect to such issues by submitting the same to executive management, who shall then meet within fifteen (15) Business Days to further attempt to resolve such concerns.

6.13    Claims Under the Spent Fuel Disposal Contract. In no event shall this Agreement affect or impact in any way Company’s claims under the Spent Fuel Disposal Contract that are Excluded Assets, and Company shall pay for and be entitled exclusively to control, defend and settle any litigation, administrative or regulatory proceeding under the Spent Fuel Disposal Contract against the U.S. Government, including claims for damages for breach of the Nuclear Waste Policy Act and the Spent Fuel Disposal Contract for any period prior to the Closing Date. Buyer shall pay for and be entitled exclusively to control, defend and settle any litigation, administrative or regulatory proceeding under the Spent Fuel Disposal Contract against the U.S. Government, including claims for damages for breach of the Nuclear Waste Policy Act and the Spent Fuel Disposal Contract for the period from and after the Closing Date.
6.14    Contractor’s Provisional Trust Fund. From and after the Closing, Company shall direct payment of an amount equal to six percent (6%) of each disbursement requested from the IOI Decommissioning Subaccount pursuant to Section 9.3 into the Provisional Milestone Account in Contractor’s Provisional Trust Fund, until the date on which amounts held in the Provisional Milestone Account are equal to Thirty Million Dollars ($30,000,000). Any earnings on the Twenty Million Dollars ($20,000,000) in the Provisional IOI Account shall also be deposited into the Provisional Milestone Account. [**] when the aggregate amount on deposit in the Contractor’s Provisional Trust Fund (including the Provisional IOI Account and the Provisional Milestone Account) equals Fifty Million Dollars ($50,000,000). Contractor shall maintain and shall continue to fund the Contractor’s Provisional Trust Fund in accordance with this Section 6.14 and (a) shall maintain and fund the Provisional Milestone Account until Milestone One is completed; and (b) shall maintain and fund the Provisional IOI Account until the ISFSI-Only Interim End-State Conditions are achieved. Disbursements from the Contractor’s Provisional Trust Fund shall be made in accordance with Section 9.5. Contractor shall provide Company with quarterly statements from the trustee of the Contractor’s Provisional Trust Fund throughout the term of this Agreement until the ISFSI‑Only Interim End-State Conditions are achieved in accordance with Section 9.6.
6.15    Amended and Restated LLC Agreement. Contractor shall not amend or modify the Amended and Restated LLC Agreement, and shall not transfer any equity interest in Contractor, without the prior written consent of Company (which may be withheld or denied in Company’s sole discretion). Until the date on which the End-State Conditions are achieved, at Company’s request to replace Company’s designated member of the governing body, Contractor shall take any actions necessary to appoint Company’s designated replacement serve as an independent manager of Contractor. During any period in which a Company designee is serving as an independent manager of Contractor, Contractor shall, to the maximum extent permitted by applicable Law, indemnify and save harmless such independent manager, and their respective Affiliates, officers, employees and agents from all liabilities, expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any proceeding arising out of or as a result of any event or occurrence related to the fact that such Person is or was serving as an independent manager of Contractor, in accordance with the Amended and Restated LLC Agreement.

6.16    Parent Guaranties and Parent Support Agreements. Contractor shall cause the Parent Guarantors to maintain the Parent Guaranties and the Parent Support Agreements in full force and effect in accordance with their respective terms. Contractor shall not allow the Parent Guarantors to amend or modify the Parent Guaranties, and Contractor shall not, and shall not allow the Parent Guarantors to, amend or modify the Parent Support Agreements, without the prior written consent of Company, which Company may grant or withhold in its sole discretion.
6.17    Utilities and Site Maintenance Services. Contractor, at its own expense, shall arrange with the appropriate utility companies and service providers for the provision to the CR-3 Facility of water, sewer, trash collection, electricity, telephone, vegetation control, access control and similar utility and site maintenance services reasonably required for the performance of Contractor’s obligations under this Agreement.
6.18    Intent of Agreement. The Parties acknowledge that pursuant to, and subject to, the specific provisions of this Agreement: (a) Contractor is assuming all responsibility for the Decommissioning of the CR-3 Facility, including the ISFSI, and the NRC-Licensed Site; (b) Company remains the NRC owner licensee for the site and retains liability for Decommissioning of the CR-3 Facility and the NRC-Licensed Site, which it has engaged Contractor to discharge through Decommissioning services rendered on Company’s behalf as Company’s agent pursuant to the terms of this Agreement; and (c) Contractor shall Decommission the CR-3 Facility and the NRC-Licensed Site in compliance with all applicable Laws, the NRC License and the Permits, in exchange for payment of the Agreed Amount in accordance with Article 9.
6.19    Third Party Contracts. Contractor will cause each party to any agreement with Contractor to covenant and agree that such party shall not institute, or join any other Person in instituting, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or any other proceeding under the Bankruptcy Code, against Contractor.
6.20    SNF Services Agreement. Contractor and Buyer shall each perform their respective obligations under the SNF Services Agreement and shall maintain the SNF Services Agreement in full force and effect until all of the End-State Conditions have been achieved. Buyer shall not institute, or join any other Person in instituting, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or any other proceeding under the Bankruptcy Code, against Contractor.
6.21    Property Taxes. In accordance with the SNF PSA, Contractor shall be responsible to pay any Taxes assessed with respect to the ISFSI Assets. To the extent that any Taxes are imposed on Company, or Company is assessed any Taxes, with respect to the ISFSI or the ISFSI Assets, Company shall invoice Contractor, and Contractor shall within thirty (30) days after receipt of such invoice pay to Company, the amount of any such Taxes, and Company shall pay such Taxes to the applicable Governmental Authority. Contractor shall be responsible to pay any fines or penalties assessed against Company for late or overdue payments of such Taxes to the extent that Contractor does not make payments to Company when due pursuant to this Section 6.21.

6.22    Financial Statements. From and after the Closing, until the Parent Guaranties have expired in accordance with their terms, Contractor shall deliver to Company:
6.22.1    As soon as available and in any event: (a) within sixty (60) days after the end of the first six months of each fiscal year of Orano SA, a copy of Orano SA’s unaudited consolidated balance sheet and the related unaudited consolidated statement of income as of the end of such six months, prepared in accordance with international financial reporting standards, subject to the absence of footnotes and to year-end audit adjustments; and (b) within one hundred twenty (120) days after the end of each fiscal year of Orano SA, an audited copy of Orano SA’s consolidated balance sheet as of the last day of such fiscal year and the related audited consolidated statements of income, cash flows, and notes to such consolidated financial statements of Orano SA for such fiscal year, prepared in accordance with international financial reporting standards, together with an opinion of certified public accountants of recognized national standing; provided that Contractor’s delivery requirement in the case of the documents to be delivered under this Section 6.22.1 may be satisfied by Orano SA’s making such documents available to the public online at the following URL (or a successor URL): www.orano.group/en/finance/publications-and-regulated-information.
6.22.2    As soon as available and in any event within sixty (60) days after the end of each of the first three quarters of each fiscal year of Northstar Group Services, Inc., a copy of such Parent Guarantor’s unaudited consolidated balance sheet as of the end of such quarter and the related unaudited consolidated statement of income and cash flow statement of such Parent Guarantor for the portion of the fiscal year of such Parent Guarantor ending on the last day of such quarter, in each case prepared in accordance with generally accepted accounting principles, subject to the absence of footnotes and to year-end audit adjustments, together with a certificate of the chief financial officer of such Parent Guarantor to the effect that such financial statements fairly present the consolidated financial condition of such Parent Guarantor as of the date thereof and results of operations for the period then ended.
6.22.3    As soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of NorthStar Group Services, Inc., a Delaware corporation, an audited copy of the consolidated balance sheet of such Parent Guarantor as of the last day of such fiscal year and the related audited consolidated statements of income, retained earnings, cash flows, and notes to consolidated financial statements of such Parent Guarantor for such fiscal year, together with an opinion of certified public accountants of recognized national standing.
6.22.4    As soon as available and in any event within sixty (60) days after the end of each of the first three quarters of each fiscal year of Orano USA LLC, a Delaware limited liability company, a copy of such Parent Guarantor’s unaudited consolidated balance sheet as of the end of such quarter and the related unaudited consolidated statement of income of such Parent Guarantor for the portion of the fiscal year of such Parent Guarantor ending on the last day of such quarter, in each case prepared in accordance with international financial reporting standards, subject to the absence of footnotes and to year-end audit adjustments, together with a certificate of the chief financial officer of such Parent Guarantor to the effect that such financial statements fairly present the consolidated financial condition of such Parent Guarantor as of the date thereof and results of operations for the period then ended.

6.22.5    As soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of Orano USA LLC, a Delaware limited liability company, a copy of such Parent Guarantor’s unaudited consolidated balance sheet as of the last day of such fiscal year and the related unaudited consolidated statements of income of such Parent Guarantor for such fiscal year, prepared in accordance with international financial reporting standards, subject to the absence of footnotes, together with a certificate of the chief financial officer of such Parent Guarantor to the effect that such financial statements fairly present the consolidated financial condition of such Parent Guarantor as of the date thereof and results of operations for the period then ended.
ARTICLE 7
COMPANY’S POST-CLOSING RIGHTS, OBLIGATIONS AND RESPONSIBILITIES
7.1    Company Access. Consistent with Section 8.6 and in accordance with Section 8.6.3, Company shall have access to the NRC-Licensed Site, subject to the requirements of the NRC License, Contractor’s security obligations hereunder, and Contractor’s Safety Plan, for purposes of Company’s continued ownership and operation of the Excluded Facilities.
7.2    Department of Energy Decommissioning and Decontamination Fees. Company will continue to pay all Department of Energy Decommissioning and Decontamination Fees relating to Spent Nuclear Fuel purchased and consumed at CR-3 prior to the Closing Date, including all annual Special Assessment invoices (if any) to be issued after the Closing Date by the Department of Energy, as contemplated by its regulations at 10 C.F.R. Part 766 implementing Sections 1801, 1802, and 1803 of the Atomic Energy Act.
7.3    Cooperation for Claims Under Standard Contract. Company shall reasonably cooperate with Contractor at Contractor’s reasonable cost with regard to any future litigation, settlement efforts or other claims that Contractor may pursue against the U.S. Government for damages for breach of the Nuclear Waste Policy Act and the Spent Fuel Disposal Contract in accordance with Section 6.13.
ARTICLE 8
RIGHTS, OBLIGATIONS AND RESPONSIBILITIES OF BOTH PARTIES
8.1    Compliance with Laws and Permits. Each Party shall conduct its operations on and adjacent to the NRC-Licensed Site in compliance with all Laws, including Environmental Laws, and Permits applicable to that Party, and neither (a) Company nor (b) Contractor shall use, bring, transport, store, keep or cause or allow the discharge or spill (or allow a threatened discharge or spill) of any Hazardous Substances in, on, under or from the NRC-Licensed Site or the areas adjacent thereto (including, without limitation, the switchyard) in violation of Environmental Law. Each Party shall immediately notify the other in writing upon obtaining Knowledge of any material violation of any applicable Laws relating to the NRC-Licensed Site or upon receiving any written notice, correspondence, written demand or written communication from any Governmental Authority alleging a material violation of any Laws or Permits relating to the NRC-Licensed Site.

8.2    Permits.
8.2.1    Contractor shall obtain and maintain the Environmental Permits as described in Attachment 14-A, and shall obtain and maintain any and all other non-Environmental Permits required to perform the Decommissioning work.
8.2.2    Company shall obtain and maintain all of the Company Permits to be obtained or maintained by Company as described in Attachment 14-A. Notwithstanding anything to the contrary in Attachment 14-A, Company shall have the right from time to time to elect to maintain or to close out any of the Company Permits; provided, however, that to the extent such Company Permit is required for Contractor to perform the Decommissioning work, Company shall first notify Contractor, and if such Permit is transferable, shall reasonably cooperate with Contractor in its efforts to transfer such Permit to Contractor.
8.2.3    Contractor shall cooperate with and shall provide reasonable assistance to Company in obtaining and maintaining the Company Permits. Contractor shall appoint a Person to coordinate with Company and to serve as a single point of contact with Contractor with respect to all such matters. Contractor shall provide data and other information reasonably available to Contractor that is requested by Company and required for any applications for the Company Permits and any amendments to such Permits that may become necessary during the performance of Contractor’s obligations under this Agreement, and shall notify Company of any violations of any Company Permits by Contractor or any Person performing any of the Decommissioning on its behalf. Contractor understands that the Company Permits may require further approvals or authorizations for the performance of Contractor’s obligations under this Agreement and that Company’s ability to obtain and maintain such Permits and further approvals or authorizations may be in part dependent on Contractor’s assistance and cooperation.
8.2.4    Company shall cooperate with and shall provide reasonable assistance to Contractor in obtaining the Contractor Permits. Company shall appoint a Person to coordinate with Contractor and to serve as a single point of contact with Company with respect to all such matters. Company shall provide data and other information reasonably available to Company that is requested by Contractor and required for any applications for the Contractor Permits and any amendments to such Permits that may become necessary during the performance of Contractor’s obligations under this Agreement. Company understands that the Contractor Permits may require further approvals or authorizations for the performance of Contractor’s obligations under this Agreement and that Contractor’s ability to obtain and maintain such Permits and further approvals or authorizations may be in part dependent on Company’s assistance and cooperation. Company’s reasonable assistance shall not include or require Company to identify the Permits necessary for Contractor’s activities, or Company’s agreement to modify any of the provisions in any of Company’s permits for the Excluded Facilities.
8.2.5    In the event that a Permit is subsequently identified as being required for the performance of Contractor’s obligations under this Agreement and such Permit is not included in the Environmental Permits set forth in Attachment 14-A, Contractor or Company, as applicable, shall promptly, after it becomes aware of the need for such Permit, notify the other Party that such Permit is required. Unless such Permit may only be obtained by Company, or Company notifies Contractor in writing that Company elects to obtain such Permit (in which case such Permit shall be a Company Permit for the purpose of this Agreement), Contractor shall obtain and maintain the Permit and such Permit shall be a Contractor Permit for the purposes of this Agreement.
8.2.6    The Parties shall comply with the terms and conditions of Attachment 14-B with respect to the protection of sea turtle species at the intake area of the Crystal River Energy Complex.
8.3    Release of any Hazardous Substance. Each Party shall provide the other with telephonic or electronic notice within twenty-four (24) hours of obtaining knowledge of any Release of any Hazardous Substances or Nuclear Material on, in or under the NRC-Licensed Site in violation of Environmental Laws or Nuclear Laws or that requires reporting under Environmental Laws or Nuclear Laws. Contractor shall be responsible for making any required reports to Governmental Authorities of the Release of Hazardous Substances or Nuclear Material arising from or caused by Contractor’s Decommissioning or Contractor’s acts or omissions at the NRC-Licensed Site. If, after a Party provides the other with telephonic or electronic notice of a Release of any Hazardous Substances or Nuclear Material, there is a material delay in or a disagreement in determining which Party is responsible for making a required report to Governmental Authorities that either Party believes in good faith might result in a violation of Environmental Laws, either Party may make any required reports. The notifying Party shall provide the other Party with copies of any and all reports concerning such a Release, including the reports on investigation and Remediation of the Release and any final reports to or approvals from Governmental Authorities relating to the Release or its Remediation.
8.4    Protection of Wetlands. The Parties shall comply with and observe all applicable Laws related to the use and protection of wetlands. Contractor shall not change the physical characteristics of any wetland areas located on the Crystal River Site or any adjoining land, without in each instance obtaining Company’s prior written consent (which may be granted or withheld in Company’s sole discretion), and then only in compliance with all applicable Permits and all applicable Laws.
8.5    Condemnation.
8.5.1    If the entire NRC-Licensed Site, or the use or occupancy thereof, shall be permanently taken or condemned by any Governmental Authority or quasi-Governmental Authority for any public or quasi-public use or purpose or sold under threat of such a taking or condemnation (collectively, “Condemned”) so as to render Contractor unable to perform its obligations with respect to the entire NRC-Licensed Site, then Contractor’s obligations under this Agreement will terminate on the day prior to the date that Contractor is required to cease performance of such obligations, except that Contractor will remain entitled to compensation for all [**] completed before the date of termination. If less than the entire NRC-Licensed Site is permanently Condemned, and such partial Condemnation renders Contractor unable to perform its obligations with respect to a portion of the NRC-Licensed Site, then this Agreement shall continue in full force and effect with respect to the portion of the NRC-Licensed Site that Contractor is able to continue Decommissioning, and Contractor shall prepare a revised [**] for Company’s review and approval for the Decommissioning that Contractor is able to continue performing. If all or any portion of the NRC-Licensed Site is permanently Condemned and such

Condemnation does not render Contractor unable to perform all of its obligations or delay the performance of such obligations, then this Agreement shall remain in full force and effect. If and to the extent that any such Condemnation prevents or delays performance of Contractor’s obligations with respect to the NRC-Licensed Site or any portion of the NRC-Licensed Site, such Condemnation shall be deemed a Force Majeure condition with respect to the portion of the NRC-Licensed Site affected by such Condemnation. For purposes of this section, the NRC-Licensed Site or portions thereof, as applicable, shall be deemed to be permanently Condemned if Condemned for a period in excess of thirty six (36) consecutive calendar months.
8.5.2    If all or any portion of the NRC-Licensed Site is Condemned for a period of thirty six (36) consecutive calendar months or less, all of the terms and conditions of this Agreement shall remain in full force and effect, notwithstanding such Condemnation. If and to the extent that any such Condemnation prevents or delays performance of Contractor’s obligations with respect to the NRC-Licensed Site or any portion of the NRC-Licensed Site, such Condemnation shall be deemed a Force Majeure condition with respect to the portion of the NRC-Licensed Site affected by such Condemnation.
8.5.3    All awards, damages and other compensation paid on account of condemnation shall belong to Company, and Contractor assigns to Company all rights to such awards, damages and compensation, except to the extent the condemnation applies to the ISFSI. Contractor shall not make any claim against Company or such authority for such portion of such award, damages or compensation, including, without limitation, any such award, damage or compensation attributable to damage to the NRC-Licensed Site, loss of goodwill, NRC-Licensed Site improvements or severance damages.
8.6    Access to the NRC-Licensed Site; Coordination of Access.
8.6.1    Subject to the remaining provisions of this Section 8.6, Company shall provide Contractor access to the Crystal River Site and the NRC-Licensed Site in accordance with Company’s securities policies and procedures in effect for the Crystal River Site, during the time in which Contractor is performing its obligations under this Agreement and holds the NRC License with responsibility for possession and maintenance, including Decommissioning, of the NRC-Licensed Site, to the extent required to comply with the NRC License or to the extent reasonably necessary or appropriate in connection with Contractor’s performance of its obligations under this Agreement.
8.6.2    Contractor shall presumptively have the primary right to access, occupy, use, perform activities on and control the area of the NRC-Licensed Site containing the CR-3 Facility, including the ISFSI and other areas within the Exclusion Area Boundary, as shown in Attachment 1. Such right to access includes the right for the benefit of and on behalf of Company (i) to exclusively process, dispose of or salvage, including transfer of title for, any plant, material or equipment associated with the CR-3 Facility, but excluding all plant, property, materials or equipment associated with the Excluded Facilities; (ii) subject to the terms of this Agreement, for ingress and egress onto the Crystal River Site and the NRC-Licensed Site at any time during the term of this Agreement, 24 hours a day, 7 days a week, 365 days per year, using the roads and routes of access agreed to by the Parties from time to time, and subject to Contractor’s compliance with the Company EH&S Site Requirements and security and safety policies and procedures of Company in effect for the Crystal River Site from time to time, as the same have been coordinated with Contractor’s requirements for performance of the Decommissioning. Such rights of ingress and egress shall be only for the purposes of Decommissioning of the CR-3 Facility and the NRC-Licensed Site, and satisfaction of all of the End-State Conditions, including all site restoration obligations, and for no other purpose. Contractor shall be exclusively entitled to control all policies, procedures, means and methods with respect to the access, maintenance and performance of services at the CR-3 Facility. Subject to compliance with Company’s EH&S Site Requirements, Contractor shall presumptively have the non-exclusive right to access at all reasonable times over and across the other portions of the NRC-Licensed Site to the extent reasonably required by Contractor to access the CR-3 Facility or the ISFSI (that non-exclusive right, the “Contractor’s Non-Exclusive Access Right”). Notwithstanding the foregoing, Contractor acknowledges and agrees that Company intends to have other contractors working on the NRC-Licensed Site from time to time, sometimes in close proximity to the CR-3 Facility. Contractor shall participate in Company’s regular CREC Committee coordination meetings and shall cooperate and coordinate with such other contractors and Company’s representatives in order to avoid interfering with or hindering such other contractors or Company’s personnel from the performance or completion of their activities.
8.6.3    Subject to Section 8.6.5, Company shall presumptively have (a) the primary right to access, use, perform activities on and control the portions of the Crystal River Site that does not contain the CR-3 Facility; and (b) the non-exclusive right to access the CR-3 Facility at all reasonable times to the extent reasonably required by Company to access the other portions of the Crystal River Site (that non-exclusive right, the “Company’s Non-Exclusive Access Right”). Contractor shall not erect any barriers, fences or other obstructions that unreasonably interfere with Company’s Non-Exclusive Access Right. Notwithstanding anything to the contrary in this Section 8.6.3, to the extent necessary to assure compliance with all applicable NRC requirements and Nuclear Laws, Contractor (i) is authorized to direct maintenance and security within the NRC-Licensed Site as required under the NRC License; and (ii) has the authority under any emergency conditions to control and determine all activities performed on and within the NRC-Licensed Site.
8.6.4    No later than six (6) months before the performance of any work by Contractor that requires an outage of an Excluded Facility (“Outage Work”), the Parties shall agree on the time period during which that outage of the Excluded Facility will occur (an “Agreed Outage Period”). Contractor shall perform the Outage Work during the Agreed Outage Period. If Contractor does not complete the Outage Work during the Agreed Outage Period, then Company may direct that the Outage Work be suspended by Contractor at the conclusion of the Agreed Outage Period and carried over for completion during the next Agreed Outage Period, and no Schedule Extension Condition will occur. If the time of the outage of an Excluded Facility differs from the Agreed Outage Period and the differing time of the outage affects Contractor in its performance of the Outage Work or if Company does not permit Contractor to perform the Outage Work during the Agreed Outage Period, then a Schedule Extension Condition may occur.
8.6.5    Contractor has the authority under any emergency conditions to control and determine all activities performed at the Exclusion Area Boundary and within the Exclusion

Area to the extent necessary to assure compliance with all applicable NRC requirements and Nuclear Laws. Company and Contractor shall reasonably cooperate and communicate regarding their respective operations around the ISFSI.
8.6.6    During the term of this Agreement, at all times while on any part of the Crystal River Site other than the CR-3 Facility, Contractor shall comply with Company’s EH&S Site Requirements, including participation in Company’s Crystal River Site meetings as contemplated therein, the requirements with respect to stopping work and notifying the CREC Committee or its members or personnel upon encountering Hazardous Substances or archeological or cultural discoveries, and requirements for notice and Remediation in the event of a Release of Hazardous Substances by Contractor or any person performing any of the Decommissioning work on behalf of Contractor. Prior to accessing any part of the Crystal River Site other than the CR-3 Facility, Contractor shall contact the CREC Committee, and at the request of Contractor, the CREC Committee shall advise Contractor of any Environmental Liabilities or Hazardous Substances in the area to be accessed by Contractor of which the CREC Committee has actual knowledge. Contractor acknowledges and agrees that Company may update, amend or modify Company’s EH&S Site Requirements as they apply to the Crystal River Site from time to time. Company shall give Contractor as much advance notice as possible through the use of use commercially reasonable efforts of any such updates, amendments or modifications, and Contractor shall comply with such revised practices, policies or procedures once they are put into effect. Company shall comply with Contractor’s Safety Plan, as provided in writing to Company, while at the CR-3 Facility.
8.6.7    Contract information for the CREC Committee is as follows; provided, however, that Company may change the contact person and contract information from time to time upon written notice to Contractor:
Marty Drango
GM – Citrus County Combined Cycle
Telephone:    352 501-2003 (O)
    863 344-0059 (M)
E-mail: martin.drango@duke-energy.com
8.7    Books and Records. From and after the Closing, the Business Books and Records shall be maintained at the CR-3 Facility and off-site storage (with Contractor to provide reasonable access to Company to the Business Books and Records in Contractor’s possession), or, if the CR-3 Facility or such off-site is no longer in use and the Business Books and Records are in Contractor’s possession at another location, at a facility to which Contractor shall provide reasonable access to Company. At Contractor’s request, Contractor may have reasonable access to other Company books and records related to the NRC-Licensed Site or the CR-3 Facility, and that may reasonably be useful for planning or conducting Decommissioning activities; provided, however, that (a) Company shall not be required to provide Contractor any information which would reasonably be expected to result in a waiver of the attorney-client privilege (but Company shall use commercially reasonable efforts to allow for such access or disclosure in a manner that does not result in a waiver of the attorney-client privilege (including, if applicable, by entering into a common interest or similar agreement to preserve such privilege)); and (b) Company need not supply Contractor with any information that Company is legally or contractually prohibited from supplying.
8.8    Post-Closing - Further Assurances. Subject to the terms and conditions of this Agreement, each of the Parties will use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to facilitate the performance of Contractor’s obligations at the NRC-Licensed Site to achieve the ISFSI-Only Interim End-State Conditions and the End-State Conditions. Each Party shall cooperate with the other Party in all commercially reasonable efforts to lift any preliminary or permanent injunction or other order or decree by any federal or state court or Governmental Authority that restrains or prevents the performance of Contractor’s work or activities or the achievement of the ISFSI-Only Interim End-State Conditions and the End-State Conditions.
8.9    Occurrence of SAFSTOR Condition. If following the Closing, a SAFSTOR Condition occurs and either Contractor or Company reasonably believes it is in the best interest of the Decommissioning and Company’s retail ratepayers to return the CR-3 Facility to SAFSTOR under the NRC rules and regulations, such Party may give a written notice to the other Party that it is requesting the CR-3 Facility be returned to SAFSTOR, which notice shall include a reasonably detailed explanation as to why the CR-3 Facility should be returned to SAFSTOR, how long the CR-3 Facility would be expected to remain in SAFSTOR, the impact on the Project Schedule and the relevant [**], and such other matters that such Party reasonably determines. Within 30 days of the receipt of such notice, executive-level representatives from both Parties will meet to discuss the matter. The Parties shall each notify the other of their approval or disapproval of such request within fifteen (15) days after such meeting, such approval not to be unreasonably withheld, delayed or conditioned. Notwithstanding anything to the contrary herein or in the Amended and Restated LLC Agreement, if the Parties mutually agree to return the CR-3 Facility to SAFSTOR, the independent manager of Contractor appointed by Company shall not veto the submission of a request to the NRC to return the CR-3 Facility to SAFSTOR that is made in accordance with the mutual agreement of the Parties under this Section 8.9.
ARTICLE 9
NDF; CONTRACTOR’S PROVISIONAL TRUST FUND; DISBURSEMENTS
9.1    Compensation; [**] As compensation for completion of the Decommissioning and performance of its obligations hereunder [**]

9.2    NDF; IOI Decommissioning Subaccount.
9.2.1    As of the Closing Date, Company has entered into the Fourth Amendment to Amended and Restated NDF Agreement with the Trustee and established the IOI Decommissioning Subaccount. Company shall retain ownership and title to the NDF, and the NDF shall retain ownership of the IOI Decommissioning Subaccount (which subaccount shall as of the Closing Date be funded with cash equal in the aggregate to the Agreed Amount), the Crystal River Decommissioning Reserve Subaccount and the assets, funds and investments contained therein. Company has the exclusive right, in its sole discretion, to appoint the Trustee for the NDF and any is for the Crystal River Decommissioning Reserve Subaccount.
9.2.2    Company shall: (a) cause the investment manager(s) to implement and follow the investment policies and guidelines set forth Attachment 12, applicable to the assets, funds and investments contained in the IOI Decommissioning Subaccount; (b) monitor Trustee’s acts in the administration of the NDF; and (c) provide Contractor on or before February 15 of each calendar year during the term of this Agreement with summary reports that include the current balance of, and assets contained in, the IOI Decommissioning Subaccount, and the Crystal River Decommissioning Reserve Subaccount as of December 31 of the previous calendar year, and such other information as Contractor reasonably requests and is necessary for Contractor to comply with the NRC reporting requirements set forth in 10 C.F.R. §§ 50.75, 50.82 & 72.30 (which reports when submitted by Contractor will be consistent in form and detail with the reports issued by Company before the Closing Date with respect to the NDF).
9.2.3    Within thirty (30) days after the Closing Date, Company shall appoint an investment manager for the IOI Decommissioning Subaccount (the “IOI Subaccount Investment Manager”). The IOI Subaccount Investment Manager shall be bound by the investment policies and guidelines applicable to the IOI Decommissioning Subaccount, set forth in Attachment 12, and shall have full authority to direct the acquisition, retention and disposition of assets in the IOI Decommissioning Subaccount in accordance therewith. Except after a Contractor Event of Default or termination of this Agreement, (a) Company shall not remove or replace any IOI Subaccount Investment Manager without the prior written consent of Contractor, such consent to not be unreasonably withheld, delayed or conditioned; (b) Company shall not change the investment policies and guidelines set forth in Attachment 12, without the prior written consent of Contractor, such consent to not be unreasonably withheld, delayed or conditioned; and (c) Company shall not amend the Amended and Restated NDF Agreement with respect to the IOI Decommissioning Subaccount without the prior written consent of Contractor, such consent to not be unreasonably withheld, delayed or conditioned.
9.2.4    Fees and Taxes shall be paid from the NDF as follows: (a) investment management fees for the IOI Subaccount Investment Manager shall be paid from the IOI Decommissioning Subaccount; (b) investment management fees for any investment manager appointed to manage the Crystal River Decommissioning Reserve Subaccount shall be paid from the Crystal River Decommissioning Reserve Subaccount; (c) transaction fees associated with sales, trades and other investment activities executed by the IOI Subaccount Investment Manager shall be paid from the IOI Decommissioning Subaccount; (d) transaction fees associated with sales, trades and other investment activities executed by the investment manager for the Crystal River Decommissioning Reserve Subaccount shall be paid from the Crystal River

Decommissioning Reserve Subaccount; (e) fees paid to the Trustee and fees paid for the preparation of Tax Returns prepared for the NDF (including any of the IOI Decommissioning Subaccount and the Crystal River Decommissioning Reserve Subaccount) shall be paid from the Crystal River Decommissioning Reserve Subaccount or the nonqualified trust fund as maintained with the NDF, in Company’s sole discretion; (f) any Taxes due with respect to earnings on the IOI Decommissioning Subaccount shall be paid from the IOI Decommissioning Subaccount; (g) any Taxes due with respect to earnings on the Crystal River Decommissioning Reserve Subaccount shall be paid from the Crystal River Decommissioning Reserve Subaccount; and (h) any Taxes due with respect to the nonqualified trust fund maintained within the NDF will be paid from the nonqualified trust fund.
9.2.5    The Company shall not withdraw funds from the IOI Decommissioning Subaccount for any purpose other than to make payments to Contractor pursuant to Section 9.3, to make the payments as contemplated to be made from the IOI Decommissioning Subaccount in Section 9.2.4, or in accordance with Section 9.8.
9.3    Withdrawals from IOI Decommissioning Subaccount. Contractor shall have the right to request payments from the IOI Decommissioning Subaccount (including interest earned thereon from and after the Closing in accordance with Section 9.3.4) for services rendered under the terms of this Agreement, [**] Contractor may submit a request for Company (each, an “IOI Disbursement Certificate”) to instruct the Trustee to make a disbursement from the IOI Decommissioning Subaccount to Contractor once each month [**] Company shall cause the disbursement of funds from the IOI Decommissioning Subaccount in accordance with Section 9.7.
9.3.1    In order to allow the Trustee to coordinate planning for availability of liquid funds for withdrawals from the IOI Decommissioning Subaccount, Contractor shall provide Company monthly written notices, by the twenty-fifth (25th) day of each month, estimating the amount of liquid funds that Contractor estimates it may request for withdrawals during the following calendar month. Payments to Contractor may be delayed for the reasonable period necessary for the Trustee to liquidate IOI Decommissioning Subaccount investments to disburse funds if Contractor submits withdrawal requests that exceed the estimated monthly withdrawal stated in the written notice.
9.3.2    Until the date that the ISFSI‑Only Interim End-State Conditions are achieved, Contractor may request Disbursements under this Section 9.3.1 as follows:
(a)    Contractor may request payment for amounts to be paid [**];
(b)    Contractor shall include with the IOI Disbursement Certificate a certificate duly executed by an authorized officer of Contractor attesting as follows:
(i)    [**]
(ii)    The requested disbursement is due and owing to Contractor for goods or services provided in connection with the Decommissioning and other work to achieve the ISFSI-Only Interim End-State Conditions;

(iii)    All requested disbursement amounts constitute Decommissioning Costs incurred to achieve the ISFSI‑Only Interim End-State Conditions; and
(iv)    Any necessary authorizations of the NRC or any corresponding Governmental Authority having jurisdiction over the Decommissioning of the NRC-Licensed Site or the possession and maintenance of the ISFSI have been obtained and all requirements of Law have been satisfied.
9.3.3    The Parties agree that at the end of each calendar quarter during the period beginning on the Closing Date and ending on the date on which Contractor achieves the last of the ISFSI-Only Interim End-State Conditions (or on the date on which Contractor achieves the last of the ISFSI-Only Interim End-State Conditions if it occurs on a date other than the last day of a calendar quarter), or more frequently than quarterly if requested by a Party, the Parties shall review the amounts of any IOI Disbursement Certificates that are then in dispute. Notwithstanding anything to the contrary herein, including Section 9.7, if the total amount of unresolved disputed costs exceeds [**], Company shall be entitled to reduce the payment made under any subsequent IOI Disbursement Certificate by the amount in dispute that exceeds [**], and the withholding of such amounts shall not entitle Contractor to suspend the Decommissioning work pursuant to Section 9.7. Such payment may be withheld until such time as and to the extent that the total amount of unresolved disputed costs is less than [**].
9.3.4    Upon achievement of all of the ISFSI-Only Interim End-State Conditions in accordance with Section 9.6 and resolution of any disputed amounts that are still outstanding under any IOI Disbursement Certificates, Contractor shall have the right to any funds remaining in the IOI Decommissioning Subaccount be disbursed and paid to Contractor as a final payment for achievement of the ISFSI-Only Interim End-State Conditions.
9.4    Maintenance of ISFSI Decommissioning Trust. Buyer shall at all times maintain the ISFSI Decommissioning Trust and establish financial assurance meeting the requirements of 10 CFR 72.30, or any successor regulation, until the End-State Conditions are satisfied. Any amounts remaining in the ISFSI Decommissioning Trust after all of the End-State Conditions are achieved in accordance with Section 9.6, shall be disbursed from the ISFSI Decommissioning Trust as directed by Buyer in its discretion.

9.5    Maintenance and Termination of Contractor’s Provisional Trust Fund. Contractor shall maintain the Contractor’s Provisional Trust Fund throughout the term of this Agreement until all of the ISFSI-Only Interim End-State Conditions are achieved in accordance with Section 9.6. Once the aggregate amount of funds [**] held in the Contractor’s Provisional Trust Fund exceeds Fifty Million Dollars ($50,000,000), Contractor shall have the right to receive disbursements from the Provisional Milestone Account ; provided, that the aggregate of the amounts held in the Contractor’s Provisional Trust Fund following any such disbursement shall be no less than Fifty Million Dollars ($50,000,000); provided, further, that the Provisional Milestone Account may be terminated and all of the funds therein may be disbursed to Contractor (or as Contractor directs) following Contractor’s completion of Milestone One in accordance with Section 9.6 Following the completion of Milestone One and the closing of the Provisional Milestone Account, Contractor shall have the right to receive disbursements from the Provisional IOI Account; provided, that the amount held in the Provisional IOI Account following any such disbursement shall be no less than Twenty Million Dollars ($20,000,000); provided, further, that the Provisional IOI Account may be terminated and all of the funds therein may be disbursed to Contractor (or as Contractor directs) once all of the ISFSI-Only Interim End-State Conditions are achieved in accordance with Section 9.6. Contractor shall provide Company with quarterly statements from the trustee of the Contractor’s Provisional Trust Fund throughout the term of this Agreement until all of the ISFSI-Only Interim End-State Conditions are achieved in accordance with Section 9.6. Any amounts remaining in the Contractor’s Provisional Trust Fund after all of the ISFSI-Only Interim End-State Conditions are achieved in accordance with Section 9.6, shall be disbursed from the fund as directed by Contractor in its discretion.
9.6    Notice of Milestone One and End-State Conditions; Actions of Parties. Upon completion of Milestone One, and upon achievement of all of the ISFSI-Only Interim End-State Conditions or all of the End-State Conditions, Contractor shall provide notice to Company (a “Notice of Milestone One”, “Notice of ISFSI-Only Interim End-State Conditions” or “Notice of End‑State Conditions,” respectively), including copies of any NRC determinations or license amendments related to or comprising the achievement of Milestone One, the ISFSI-Only Interim End-State Conditions or the End-State Conditions. Within sixty (60) days after receipt of a Notice of Milestone One, Notice of ISFSI-Only Interim End-State Conditions or Notice of End-State Conditions, Company shall by notice to Contractor either indicate its agreement that Milestone One, the ISFSI-Only Interim End-State Conditions or the End-State Conditions, as applicable, have been achieved or that Milestone One, the ISFSI-Only Interim End-State Conditions or the End-State Conditions have not been achieved, identifying with particularity the reason(s) why Milestone One, the ISFSI-Only Interim End-State Conditions or the End-State Conditions have not been achieved. Contractor shall take reasonable actions to cause Milestone One, the ISFSI-Only Interim End-State Conditions or the End-State Conditions to be achieved after receiving that notice. If Company either indicates its agreement that Milestone One, the ISFSI-Only Interim End-State Conditions or the End-State Conditions have been achieved or fails to provide notice within that sixty (60) day period, then Milestone One, the ISFSI-Only Interim End-State Conditions or the End-State Conditions, as applicable, will be deemed to have been achieved.

9.7    Payment of IOI Disbursement Certificates. After receiving an IOI Disbursement Certificate containing the required certifications under Section 9.3, Company shall instruct the Trustee under the Amended and Restated NDF Agreement to make a disbursement to Contractor from the IOI Decommissioning Subaccount, and Company shall cause the Trustee to make such disbursement within thirty (30) days after Company’s receipt of such IOI Disbursement Certificate. Notwithstanding any disagreement between the Parties over the amounts requested or the progress of the Decommissioning or other performance of Contractor, if the Disbursement Certificate contains the required certifications and supporting documentation under Section 9.3, Company shall instruct the Trustee to make the disbursement from the IOI Decommissioning Subaccount, but Company will not by submitting the disbursement request to the Trustee waive any rights to contest the amounts claimed by Contractor in the IOI Disbursement Certificate, or the performance by Contractor under this Agreement with respect to the Decommissioning work for which Contractor seeks payment, or otherwise, and Company shall retain the right to challenge whether such amounts were properly payable from the IOI Decommissioning Subaccount. Subject to Company’s withholding rights pursuant to Section 9.3.3, if Company does not instruct the Trustee to make the disbursement for an IOI Disbursement Certificate that contains the required certifications and supporting documentation under Section 9.3, Contractor may suspend all work and performance of obligations to be performed by Contractor under this Agreement until payment of the requested amounts and will be entitled to payment for incremental costs incurred as a result of such suspension in accordance with Section 11.2.
9.8    Effect of Termination on Contractor’s Rights to Disbursement from the IOI Decommissioning Subaccount. If this Agreement is terminated by Company due to a Contractor Event of Default before the End-State Conditions are achieved, Contractor shall suspend requests for withdrawals of funds from the IOI Decommissioning Subaccount, and Company shall no longer have any obligation to cause the Trustee to disburse funds from such subaccount; provided, that Contractor may request a disbursement in accordance with Section 9.3 for amounts to be paid [**].
9.9    Audit Rights.
9.9.1    Company shall have the right to audit the [**] Contractor’s Decommissioning work, including the supporting documentation, underlying Contractor’s IOI Disbursement Certificates, as required to demonstrate that Contractor has expended such costs in the amounts and for the purposes indicated in such disbursement requests, and in connection with any disputes with respect to any IOI Disbursement Certificates. Such audits shall be conducted during normal business hours of Contractor on Business Days upon reasonable advance written notice to Contractor and may be conducted no more than once in a calendar year, or more frequently if requested by Company in connection with unresolved disputed costs, ending on the date that is eighteen (18) months after the date on which Contractor achieves the last of the End-State Conditions. Contractor shall provide Company’s auditors with reasonable access to its books and records, including in computer readable format, and Contractor’s personnel shall cooperate with the auditors, in order to effectuate the audit or audits hereunder. The auditors shall have the right to copy the books and records reviewed or examined in the course of the audit.

9.9.2    If Contractor is not able to substantiate any of the [**] of Contractor’s Decommissioning work underlying an IOI Disbursement Certificate, or such costs do not constitute Decommissioning Costs necessary to achieve the ISFSI‑Only Interim End-State Conditions or End-State Conditions, as applicable, Contractor shall reimburse Company for such amounts, or Company may withhold such amounts (and the withholding of such amounts shall not entitle Contractor to suspend the Decommissioning work pursuant to Section 9.7). If any such audit reveals that: (a) Contractor has not been paid [**] for progress achieved on any [**], Company shall cause the Trustee to disburse such amounts from the IOI Decommissioning Subaccount; or (b) Company otherwise owes any amounts to Contractor that have not been paid to Contractor in accordance with this Agreement, Company shall cause the disbursement of such amounts from the Crystal River Decommissioning Reserve Subaccount or otherwise from the NDF, and in each case Company shall use commercially reasonable efforts to cause the disbursement of such amounts to Contractor within thirty (30) days after Contractor’s written request for payment.
9.9.3    At Contractor’s written request, Company shall require its third party auditors performing any such audit on behalf of Company to sign a customary, commercially reasonable confidentiality agreement with Contractor prior to commencement of any such audit conducted by such third parties.
ARTICLE 10
TARGET COMPLETION DATE
10.1    Guaranteed Completion. If Contractor fails to complete Milestone One on or before the Target Completion Date, Contractor shall within five (5) Business Days after the Target Completion Date, deliver to Company a letter of credit issued in favor of Company by a Qualified Institution in the amount of [**] payable upon demand by the Company to an account in the NDF as directed by Company for use as directed by the Company (the “Letter of Credit”). Such Letter of Credit shall be in a form reasonably acceptable to Company and issued by a Qualified Institution. Contractor shall ensure that the Letter of Credit remains in full force and effect until Milestone One is completed, and if at any time the Letter of Credit fails to meet the conditions of this Section 10.1, Contractor shall replace the outstanding Letter of Credit with a Letter of Credit that meets the foregoing conditions. Company shall have the right to draw upon the Letter of Credit immediately upon issuance.
10.2    Qualified Institution. For purposes of this Agreement a “Qualified Institution” means a commercial bank or trust company incorporated under the laws of the United States or any state thereof, with an office or branch in New York, New York, with an aggregate capital surplus in excess of Twenty Five Billion Dollars ($25,000,000,000), and with senior unsecured debt rated at least “A” by S&P Global Ratings or its successor, and “A2” by Moody’s Investors Service, Inc., or such other financial institution that is reasonably acceptable to Company.

ARTICLE 11
EXTENSIONS OF TIME; ADJUSTMENTS TO COSTS
11.1    Occurrence of Schedule Extension Condition; Adjustment of Project Schedule.
11.1.1    Upon the occurrence of a Schedule Extension Condition, Contractor shall have the right to a day-for-day extension (pro-rated) to the Project Schedule, including extending the Target Completion Date. Contractor shall give written notice to Company within a reasonable amount of time after Contractor knew or would reasonably have been expected to know of the impact of Schedule Extension Condition that has occurred, stating the events or conditions that constitute the Schedule Extension Condition and the steps Contractor is taking or intends to take to overcome such events or conditions, if any. Failure or delay of Contractor to provide Company any of the notices required by the preceding sentence shall not waive Contractor’s rights relating to or arising from the occurrence of a Schedule Extension Condition, unless such failure causes material prejudice to Company or such notice is provided more than ninety (90) days after the occurrence of such Schedule Extension Condition. A Schedule Extension Condition will continue only so long as Contractor is using diligent efforts to overcome such Schedule Extension Condition and only until it has been remediated, resolved or complied with. Contractor shall give prompt written notice to Company upon the termination of any continuing Schedule Extension Condition.
11.1.2    Contractor shall submit its request for adjustment to the Project Schedule, together with the proposed Project Schedule as adjusted, in native file format, and reasonable supporting documentation of the impacts of such Schedule Extension Condition, for Company’s review and approval. Company shall provide any comments or questions that is regarding the Schedule Extension Condition or the proposed adjustments to Contractor, and Contractor shall respond to such comments or questions. The Parties will repeat this process until the Parties agree on an adjusted Project Schedule, which, once it is accepted by Company in writing, will thereafter be the Project Schedule for all purposes of this Agreement.
11.1.3    Except as provided in Section 11.2, the agreed adjusted Project Schedule shall be Contractor’s sole and exclusive remedy for a Schedule Extension Condition.
11.2    Occurrence of a Change in End-State Conditions; Inability to Access; Failure to Disburse Funds. Upon the occurrence of one or more of the following events or circumstances described in Section 11.2.1, 11.2.2 or 11.2.3, Contractor shall have the right to the relief as further described in this Section 11.2.
11.2.1    In the case of the occurrence of a Change in End-State Conditions, Contractor shall have the right to payment of its actual, direct incremental costs to comply with the changes in the End-State Conditions that result from such Change in End-State Conditions, which costs may include general and administrative and overhead costs, and profit, margin or fees. Such work occasioned by the Change in End-State Conditions may be performed by Contractor on a cost plus, time and material or lump sum basis (or a combination thereof) as mutually agreed upon between Contractor and Company. General and administrative and overhead costs, and profit, margin or fees shall be up to [**] of direct cost. In addition, Contractor shall have the right to an equitable adjustment to the Project Schedule, including the

Target Completion Date, as necessary based on the additional activities required to perform the Decommissioning as modified by the Change in End-State Conditions.
11.2.2    If Contractor is unable to access the CR‑3 Facility for seven (7) or more consecutive calendar days, or sixteen (16) or more days in the aggregate, with each occurrence lasting at least forty eight (48) consecutive hours, during any ninety (90) day period, due to Company’s acts or omissions that are not caused by the occurrence of an event of Force Majeure, Contractor shall have the right to payment of its actual, direct incremental costs (not including any amounts in respect of general and administrative and overhead costs, and profit, margin or fees) incurred due to the resulting delay, if any, in the Project Schedule as a result of Contractor’s inability to access the CR-3 Facility, including mitigation costs. In addition, Contractor shall have the right to an equitable adjustment to the Project Schedule, including the Target Completion Date, with respect to such delay. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, COMPANY’S MAXIMUM AGGREGATE LIABILITY WITH RESPECT TO THE PAYMENT OF ANY AMOUNTS TO CONTRACTOR UNDER THIS SECTION 11.2.2 SHALL IN NO EVENT EXCEED [**]. In the event of extraordinary circumstances, Company and Contractor shall confer.
11.2.3    If Company fails to disburse funds to Contractor in accordance with its obligations under Article 9, Contractor shall have the right to payment of its actual, direct incremental costs incurred due to Contractor’s suspension of the Decommissioning work in accordance with Section 9.7, including reasonable demobilization and remobilization costs, which costs may include up to [**] in respect of general and administrative and overhead costs and profit, margin or fees. In addition, Contractor shall have the right to an equitable adjustment to the Project Schedule, including the Target Completion Date, with respect to the delay incurred due to such suspension.
11.2.4    In the case of an occurrence of any of the events or circumstances described in Section 11.2, Contractor shall promptly notify Company in writing of the expected direct, actual incremental costs that Contractor will incur as a result of such event or circumstance, including any demobilization or remobilization costs, along with a reasonably detailed description of the activities that will be performed, and of the anticipated impact to the Project Schedule. Contractor shall provide monthly invoices to Company, together with reasonable supporting documentation of costs when incurred, and shall submit requests for reimbursement of its costs in accordance with Section 11.2.1, 11.2.2 or 11.2.3, as applicable, and Company shall disburse funds to reimburse Contractor for such costs from the Crystal River Decommissioning Reserve Subaccount or otherwise from the NDF within thirty (30) days after Company receives such invoice and supporting documentation.
11.3    Duty to Mitigate. Contractor shall act diligently to mitigate the effects of any Schedule Extension Condition and to minimize the incremental costs or delays to the Project Schedule resulting from the occurrence of an event or circumstance as described in Section 11.2. Among other things: (a) in the case of the occurrence of an event of Force Majeure, Contractor shall, as reasonably practicable under the given circumstances, adopt measures in anticipation of the occurrence of the event of Force Majeure in an effort to mitigate potential damage; and (b) if Contractor is unable to access the CR‑3 Facility for seven (7) or more consecutive calendar days due to Company’s acts or omissions that are not caused by the occurrence of an event of Force

Majeure, Contractor shall use commercially reasonable efforts to identify and utilize alternative routes to access to the CR-3 Facility.
11.4    No Duplicate Relief. In no event shall Contractor be entitled to adjustments to the Project Schedule pursuant to Section 11.1 in connection with the same events or circumstances for which Contractor receives any relief under Section 11.2.
ARTICLE 12
CONFIDENTIALITY; PUBLIC STATEMENTS
12.1    Access to Information. Subject to all applicable NRC rules and regulations and other applicable Laws, each Party shall have reasonable access to all of the Business Books and Records in the possession of the other Party to the extent that such access may reasonably relate to or be affected by the ownership, possession or use of the CR-3 Facility, including the ISFSI, or performance of the Decommissioning. Such access shall be afforded by the Party in possession of such Business Books and Records upon receipt of reasonable advance notice and during normal business hours. The Party exercising this right of access shall be solely responsible for any costs or expenses incurred by it or them pursuant to this Section 12.1. The Party or Parties in possession of such Business Books and Records shall retain such Business Books and Records; provided, however, that all of the Business Books and Records held by Contractor that are required to be maintained by NRC regulations or Nuclear Law shall be retained by Contractor. If the Party in possession of such Business Books and Records desire to dispose of any such Business Books and Records, such Party shall, prior to such disposition, give the other Party a reasonable opportunity at such other Party’s expense, to segregate and remove such Business Books and Records as such other Party may select. Notwithstanding the foregoing, the right of access to medical records and other confidential employee records shall be subject to all applicable Laws.
12.2    Protection of Proprietary Information. From and after the Closing Date: (a) Contractor shall use and disclose, and shall cause its Affiliates and their respective Representatives to use and disclose, Company’s Proprietary Information only to the extent necessary to consummate the transactions contemplated by, and perform their obligations under, this Agreement and the Ancillary Agreements; and (b) Company shall use and disclose, and shall cause its Affiliates and its Representatives to use and disclose, Contractor’s Proprietary Information only to the extent necessary to consummate the transactions contemplated by, and perform its obligations under, this Agreement and the Ancillary Agreements. Any disclosure to Affiliates or Representatives of a Party shall only be made after such Affiliates and Representatives are advised of the confidentiality obligations hereunder and required by the disclosing Party to comply, and the disclosing Party shall be responsible for any violations of the obligations of this Section 12.2 by any such Affiliates or Representatives. Any disclosure to third parties other than a Party’s Affiliates or Representatives by either Company or Contractor shall only be made subject to confidentiality agreements with such third parties that are at least as stringent as the requirements of this Section 12.2.
12.2.1    Notwithstanding anything to the contrary in Section 12.2, Contractor may reveal or disclose Proprietary Information to such Persons with whom Contractor expects may act as potential suppliers or subcontractors to Contractor in connection with the performance of the Decommissioning and its other obligations hereunder to the extent necessary or appropriate in connection with the performance of Contractor’s obligations under this Agreement, in each case so long as each such Person has entered into a confidentiality agreement with Contractor with at least equivalent terms with respect to maintaining the confidentiality of Proprietary Information.
12.2.2    Upon Contractor’s or Company’s (as the case may be) prior written approval (which approval shall not be unreasonably withheld, delayed or conditioned), Company or Contractor (as the case may be) may provide Proprietary Information of any other Party to the NRC or any other Governmental Authority having jurisdiction over the NRC-Licensed Site or any portion thereof, as may be necessary in connection with the Decommissioning or as required under the Permits. The disclosing Party shall reasonably seek confidential treatment for the Proprietary Information provided to any such Governmental Authority and shall notify the other Party whose Proprietary Information is to be disclosed, as far in advance as reasonably practical, of its intention to release to any Governmental Authority any such Proprietary Information. In the event that disclosure of Proprietary Information is required by order of a court or other Governmental Authority or by subpoena or other similar legal process, the Party subject to such order, subpoena or other legal process shall, to the extent permitted by Law, notify the other Party whose Proprietary Information is to be disclosed and the Parties shall consult and cooperate in seeking a protective order or other relief to preserve the confidentiality of Proprietary Information.
12.2.3    Company or Contractor (as the case may be) may, without the prior consent of the other Party, disclose Proprietary Information of any other Party as may be necessary to comply generally with any applicable Laws or with the rules of any applicable stock exchange. The disclosing Party shall notify the other Party whose Proprietary Information is to be disclosed, as far in advance as reasonably practical, of its intention to release to any third party any such Proprietary Information.
12.2.4    Notwithstanding anything to the contrary in the foregoing, nothing in this Section 12.2 authorizes or permits Contractor to disclose any Third Party Proprietary Information that Contractor obtains as part of the Company Proprietary Information to any other Person. Contractor acknowledges and agrees that to the extent Company is prohibited or restricted by any non-disclosure or confidentiality obligation to any third party from disclosing any Third Party Proprietary Information to Contractor, Company shall have the right to not disclose such Third Party Proprietary Information to Contractor until Contractor has reached agreement with such third party and such third party has notified Company in writing that Company may disclose such Third Party Proprietary Information to Contractor. Company shall notify Contractor if there is any Third Party Proprietary Information of which Company is aware that Company is prohibited or restricted from disclosing to Contractor, and advise Contractor of such third party so that Contractor may make appropriate arrangements with such third party. Company’s failure to disclose any Third Party Proprietary Information pursuant to this Section 12.2.4 shall not serve as the basis for a claim of any breach of any obligation of Company hereunder.
12.2.5    If this Agreement is terminated before the End-State Conditions have been achieved, this Section 12.2 shall survive the termination of this Agreement for five (5) years. In addition, if this Agreement is terminated before the End-State Conditions have been achieved, Contractor shall, within thirty (30) days after receipt of a written request from Company, return or destroy Company’s Proprietary Information in the possession or control of Contractor, any of its Affiliates or their respective Representatives, and Company shall, within thirty (30) days after receipt of a written request from Contractor, return or destroy Contractor’s Proprietary Information in the possession or control of Company, any of its Affiliates or their respective Representatives. Notwithstanding the foregoing, a recipient or another Party’s Proprietary Information shall not be required to return or destroy such other Party’s Proprietary Information to the extent that it (a) is commingled with other electronic records that are collected and maintained in a separate secure facility as part of information technology backup procedures in accordance with the normal course of business; (b) is included in a Party’s disclosures to its or its Affiliate’s board of directors or similar governing body or the records of deliberations of such body in connection with the consideration of the authorization and approval of this Agreement and the transactions contemplated hereby; or (c) the recipient is a legal or other professional advisor to a Party with professional responsibilities to maintain client confidences; provided, however, that such retained Proprietary Information shall remain subject to the provisions of this Article 12.
12.3    Public Statements. Except as may be required by applicable Law or stock exchange rules, Contractor shall not issue any press release or other public disclosure (other than required filings and other required public statements or testimony before regulatory authorities) with respect to this Agreement or the performance of the Decommissioning, without Company’s prior written approval. If Contractor determines it has to make any such public disclosure, it shall, to the extent permitted by applicable Law, first afford Company a reasonable opportunity to review and comment on such press release or public disclosure, and to seek appropriate confidential treatment. Contractor shall not, and shall not permit any of its Affiliates or subcontractors to, use Company’s or any of its Affiliates’ names, logos, trademarks, service marks or trade names in any way without Company’s prior written consent. Contractor shall cooperate with Company in maintaining good community relations.
ARTICLE 13
INDEMNIFICATION
13.1    Contractor Indemnification. From and after the Closing Date, Contractor shall indemnify, defend and hold harmless the Company Indemnified Parties from and against [**].

13.2    Company Indemnification. From and after the Closing Date, Company shall indemnify, defend and hold harmless the Contractor Indemnified Parties from and against [**].
ARTICLE 14
INSURANCE
14.1    Contractor Insurance. With respect to transportation services for Nuclear Material: (a) Contractor and its Affiliates will, in the aggregate, maintain ANI domestic Suppliers and Transporters insurance in amounts no less than [**], and (b) Contractor shall cause any subcontractor to maintain ANI domestic Suppliers and Transporters insurance in amounts no less than [**]. In addition, Contractor shall maintain the insurance coverages as required under Attachment 10, and shall obtain all additional insured provisions and waivers of subrogation and provide all written confirmations for the benefit of Company in accordance with Attachment 10.
14.2    Company Insurance. Company shall maintain the Nuclear Insurance Policies with ANI and NEIL, in such form and amount as will satisfy the then-current minimum requirements of the applicable Nuclear Laws or NRC license obligations for the CR-3 Facility. Contractor and Buyer shall be named as additional insureds, and Company shall obtain a waiver of rights of subrogation by NEIL against Contractor and Buyer.
14.2.1    Pursuant to the SNF PSA, Buyer has assumed the liability and responsibility for insurance costs relating to the ISFSI, and therefore: (a) during the period beginning on the Closing Date and ending on the date on which the last of the ISFSI-Only Interim End-State Conditions are achieved, Buyer shall, within thirty (30) days of receipt of an invoice for payment from Company, reimburse Company for the insurance premiums paid by Company for the NEIL property damage insurance policy relating to the CR‑3 Facility attributable to the ISFSI (based on the insurance premium for coverage of the ISFSI as shown on the applicable NEIL endorsement); and (b) from and after the date on which the last of the ISFSI-Only Interim End-State Conditions are achieved and until the last of the End-State Conditions are achieved, Buyer shall, within thirty (30) days of receipt of an invoice for payment from Company, reimburse Company for [**] of any insurance premiums paid by Company for the ANI nuclear insurance liability policy and NEIL property damage insurance policy relating to the CR‑3 Facility.
14.2.2    Company shall have the sole right to any and all return premiums, refunds, distributions and continuity or other credits received from ANI or NEIL during any period before or after the Closing Date.
14.2.3    Without limiting Contractor’s obligations under Section 13.1, Contractor shall be solely responsible for the payment of the deductibles under any of the Nuclear Insurance Policies with respect to each claim made for losses suffered during the period beginning on the Closing Date and ending on the date on which the last of the End-State Conditions are achieved, that arise out of, result from or are connected with (a) the acts or omissions of Contractor, or any third party acting on behalf of Contractor, or the performance by Contractor, or any third party acting on behalf of Contractor, of any Decommissioning or other obligations under this Agreement; or (b) any loss or damage to the ISFSI caused by an event of Force Majeure.

14.3    Environmental Liability Insurance Coverage. Without limiting the generality of the foregoing provisions of this Article 14, Contractor shall on or before the Closing Date, obtain environmental liability insurance coverage substantially in the form of Attachment 16 with the maximum limit of liability that Contractor can obtain for a premium of [**]. Subject to Contractor having provided Company with the certificates of insurance and such other information required for Company to confirm the coverage provided complies with the requirements of this Section 14.3, Contractor may submit a request for payment to Company, together with evidence of Contractor’s payment of the premium for such environmental liability insurance coverage, and Company shall, within thirty (30) days after receipt of such request for payment, pay Contractor up to [**] to reimburse Contractor for the cost of the premium paid for such environmental liability insurance coverage. Company and Contractor acknowledge and agree that the payment contemplated in this Section 14.3 is in addition to and not included within the [**] or the Agreed Amount. Contractor further acknowledges and agrees that Company shall not have any liability or obligation to reimburse Contractor for any premiums or deductibles or other payments made by Contractor to obtain and maintain the insurance coverages as set forth in Attachment 10, other than as may be included within the [**] and the Agreed Amount.
ARTICLE 15
DEFAULT; REMEDIES
15.1    Contractor Events of Default. Each of the following shall constitute a “Contractor Event of Default”:
15.1.1    Contractor fails to pay or cause to be paid when due and payable any amount owed by Contractor to Company in accordance with this Agreement, and such failure continues and is not cured within ten (10) Business Days after written notice from Company regarding such failure.
15.1.2    The occurrence of a Bankruptcy Event with respect to Contractor.
15.1.3    The occurrence of a Bankruptcy Event with respect to a Parent Guarantor, and Contractor’s failure to provide a replacement Parent Guaranty from a replacement guarantor with equivalent or better financial condition to that of such Parent Guarantor as of the Contract Date, within five (5) Business Days thereafter.
15.1.4    [**]
15.1.5    Contractor fails to provide or the Parent Guarantors fail to maintain in effect the Parent Guaranties or the Parent Support Agreements, any Parent Guarantor fails to make any payment or render performance when due under the respective Parent Guaranty or Parent Support Agreement, or a Parent Guarantor breaches, defaults or fails to comply with any covenant or obligation of such Parent Guarantor under the respective Parent Guaranty or Parent Support Agreement, and such failure, breach, failure to comply or event of default continues and is not cured within ten (10) Business Days after written notice from Company regarding such failure.
15.1.6    Contractor’s performance of its Decommissioning obligations under this Agreement at the NRC-Licensed Site is suspended by NRC order for a period in excess of one hundred eighty (180) days for Contractor’s deficient activities, including failure to comply with NRC regulations.
15.1.7    Contractor fails to discharge or obtain the release of any Contractor Lien in accordance with this Agreement, and such failure continues and is not cured within ten (10) Business Days after written notice from Company regarding such failure.
15.1.8    Contractor fails to mobilize or retain sufficient qualified personnel and equipment to and at the Crystal River Site as necessary to commence and progress the Decommissioning and perform its obligations hereunder in accordance with the Project Schedule, or stops, suspends, terminates or refuses to perform its obligations hereunder, such that Contractor would not reasonably be capable of maintaining progress on the Decommissioning or the performance of its obligations hereunder in accordance with the Project Schedule, and such failure, or the stoppage, suspension or termination of performance of its obligations hereunder, is not cured within ten (10) Business Days after written notice from Company regarding such failure, stoppage, suspension or termination.
15.1.9    Contractor fails to complete Milestone One on or before the Target Completion Date.
15.1.10    Contractor submits a Disbursement Certificate which Contractor knows contains false information.
15.1.11    Contractor fails to perform any material covenant or obligation hereunder not otherwise addressed in this Section 15.1, and Contractor fails to commence the cure of such failure within thirty (30) Days after receipt of notice from Company identifying such failure, or if, having commenced the cure within such period, Company fails (a) to diligently pursue such cure in a manner and pursuant to a schedule reasonably acceptable to Company; or (b) to cure such failure, within ninety (90) Days after Contractor’s receipt of such notice.

15.2    Remedies Upon a Contractor Event of Default.
15.2.1    If a Contractor Event of Default occurs and is continuing, Company shall have the right but not the obligation, at is sole option, to exercise its rights under the Pledge Agreement or terminate this Agreement by written notice to Contractor, or both, or pursue any other remedy provided by law or equity, including specific performance, or any other remedy provided in the Ancillary Agreements.
15.2.2    To the fullest extent permitted by Law, if Company elects to terminate this Agreement due to a Contractor Event of Default or Company elects to exercise its rights under the Pledge Agreement, Company may proceed to remove Contractor from the NRC-Licensed Site in accordance with applicable Laws and Contractor agrees to cooperate with Company to the fullest extent necessary in connection with Company’s recovery of, or the transfer to a third party designated by Company of, full possession and use of the NRC-Licensed Site and the Contractor’s Provisional Trust Fund, and the transfer of the membership interests in Contractor to Company or its designee, including in connection with obtaining any approval of the NRC or other Governmental Authority required to permit Company to (a) transfer the NRC License authorizing possession and maintenance, including Decommissioning, of the NRC-Licensed Site, to Company (or its designee) from Contractor, and approval of any conforming license amendments, and any other related approvals; and (b) recover full possession and use of NRC‑Licensed Site.
15.2.3    To the fullest extent permitted by Law, if Company elects to terminate this Agreement due to a Contractor Event of Default, at Company’s request: (a) Contractor shall assign the SNF Services Agreement to Company or a third party designated by Company that will hold the NRC License authorizing possession and maintenance of the NRC-Licensed Site, except that Contractor shall not assign and Company shall not assume any rights or obligations thereunder with respect to the Spent Fuel Disposal Contract; and (b) neither Contractor nor Buyer shall terminate the SNF Services Agreement.
15.3    Obligations Upon Termination. Despite the termination of this Agreement, Contractor and Buyer, as applicable, shall:
15.3.1     so long as it holds the NRC License authorizing possession and maintenance of the NRC-Licensed Site, perform and carry out all NRC licensed activities with respect to security, safety, emergency preparedness, the operation and maintenance of the ISFSI, management of Spent Nuclear Fuel, and the removal of all of the Spent Nuclear Fuel and HLW from the ISFSI and the Crystal River Site, and any other obligations of Contractor as the holder of the NRC License, in accordance with this Agreement;
15.3.2    so long as it holds the NRC License authorizing possession and maintenance of the NRC-Licensed Site, continue to perform its obligations under the SNF Services Agreement; and
15.3.3    maintain the ISFSI Decommissioning Trust and Contractor’s Provisional Trust Fund in accordance with Section 9.4 and Section 9.5, respectively.

During the period following termination during which Contractor holds the NRC License authorizing possession and maintenance of the NRC-Licensed Site, Company shall provide Contractor with access to the Crystal River Site and the ISFSI in accordance with this Agreement so that Contractor may perform such functions.
ARTICLE 16
MISCELLANEOUS PROVISIONS
16.1    Amendment and Modification. Subject to applicable Law, this Agreement may be amended, modified or supplemented only by written agreement of Company and Contractor.
16.2    Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver of such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent failure to comply therewith.
16.3    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by electronic mail, provided that delivery by electronic mail is confirmed in writing (which may be by return electronic mail), or mailed by overnight courier or registered or certified mail (return receipt requested), postage prepaid, to the recipient Party at its address (or at such other address or facsimile number for a Party as shall be specified by like notice; provided, however, that notices of a change of address shall be effective only upon receipt thereof):
16.3.1    If to Company, to:
Duke Energy Florida, LLC
15760 W. Power Line Street
Crystal River, FL 34428
Attn.: Terry Hobbs, CR-3 Decommissioning Manager
E-mail: terry.hobbs@duke-energy.com
with a copy (which shall not constitute notice) to:
Duke Energy Florida, LLC
550 South Tryon Street, DEC 45A
Charlotte, NC 28202
Attn: Tracey LeRoy, Legal Counsel, Nuclear (Crystal River Unit 3)
Email: tracey.leroy@duke-energy.com

and
Morgan, Lewis & Bockius LLP
300 S. Grand Avenue, 22nd Floor
Los Angeles, CA 90071
Attn: Ingrid A. Myers
E-mail: Ingrid.myers@morganlewis.com
16.3.2    if to Contractor, to:
ADP CR3, LLC
c/o Accelerated Decommissioning Partners, LLC
17101 Preston Road, Suite 115
Dallas, TX 75248
Attn: Scott State, CEO
E-mail: sstate@northstar.com
with a copy (which shall not constitute notice) to:
NorthStar Group Services, Inc.
35 Corporate Drive, Suite 1155
Trumbull, CT 06611
Attn: Gregory G. DiCarlo, Vice President & General Counsel
E-mail: gdicarlo@northstar.com
Orano USA, LLC
1155 F St. NW, Suite 800
Washington, DC 20004
Attn: Michael Woods, General Counsel
E-mail: michael.woods@orano.group
Pillsbury Winthrop Shaw Pittman LLP
31 West 52nd Street
New York, NY 10019-6131
Attn: Stephen B. Amdur, Esq.
Email: stephen.amdur@pillsburylaw.com
16.3.3    if to Buyer, to:
ADP SF1, LLC
c/o Accelerated Decommissioning Partners, LLC
17101 Preston Road, Suite 115
Dallas, TX 75248
Attn: Scott State, CEO
E-mail: sstate@northstar.com

with a copy (which shall not constitute notice) to:
NorthStar Group Services, Inc.
35 Corporate Drive, Suite 1155
Trumbull, CT 06611
Attn: Gregory G. DiCarlo, Vice President & General Counsel
E-mail: gdicarlo@northstar.com
Orano USA, LLC
1155 F St. NW, Suite 800
Washington, DC 20004
Attn: Michael Woods, General Counsel
E-mail: michael.woods@orano.group
Pillsbury Winthrop Shaw Pittman LLP
31 West 52nd Street
New York, NY 10019-6131
Attn: Stephen B. Amdur, Esq.
Email: stephen.amdur@pillsburylaw.com
16.4    Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but no Party may assign this Agreement or its rights under this Agreement, including by operation of law, without the prior written consent of the other Party, such consent not to be unreasonably withheld, delayed or conditioned. Any assignment in contravention of the foregoing sentence shall be null and void and without legal effect on the rights and obligations of the Parties.
16.5    Third Party Beneficiaries. This Agreement does not, and is not intended to confer upon any other Person except the Parties any rights, interests, obligations or remedies hereunder.
16.6    Governing Law. This Agreement shall be governed by and construed in accordance with the Law of the State of Florida (without giving effect to conflict of law principles) as to all matters, including matters of validity, construction, effect, performance and remedies.
16.7    Dispute Resolution.
16.7.1    In an effort to promote the highest quality working relationship, the Parties agree that the following steps will be responsively and openly pursued in an effort to resolve any dispute under or arising out of this Agreement (each, a “Dispute”) before resorting to litigation (except as may be necessary to preserve any rights or the status quo):
(a)    All Disputes will be made in a written notice by authorized representatives of either Party initiating the process set forth herein (the “Dispute Engagement Notice”). Promptly after receipt of the Dispute Engagement Notice, both Parties shall discuss the issues, present reasonably requested documentation and attempt to reach a settlement that is agreeable to both Parties. As part of the Dispute Engagement Notice, the Party initiating the dispute resolution process will submit a summary of the issues, the requesting Party’s position and a summary of the evidence and arguments supporting its position.
(b)    If the Dispute cannot be resolved by the Parties as provided in Section 16.7.1(a) within fifteen (15) Business Days after receipt of the Dispute Engagement Notice, or such later date as the Parties may agree in writing to permit all requested facts to be known and presented to the above personnel, the Dispute shall be escalated to an executive of each Party who has authority to settle the Dispute and who is at a higher level of management than such Party’s representative set forth in Section 16.7.1(a).
(c)    If the Dispute cannot be resolved by the Parties as provided in Section 16.7.1(b) within fifteen (15) Business Days after referral of the Dispute as provided therein (or such other period agreed to by both Parties in writing), then either Party may pursue any rights or remedies available at law or in equity through judicial relief or, if and as agreed to by both Parties in writing, non-judicial relief through an alternative dispute resolution process. The Parties agree that any discussions and negotiations related to any proposed settlement of any Dispute may not be introduced into evidence by either Party in any judicial action or non-judicial alternative dispute resolution forum used to resolve such Dispute.
16.7.2    Each Party irrevocably and unconditionally submits to the exclusive jurisdiction of the federal courts of the United States of America or the courts of the State of Florida, in each case located in the City of St. Petersburg and County of Pinellas, and any appellate courts from any such court, in any action or proceeding arising out of or relating to this Agreement or the subject matter hereof or for recognition or enforcement of any judgment, and each of the Parties irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such courts. Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each Party irrevocably and unconditionally waives, and agrees not to assert, by way of motion, as a defense, or otherwise, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have (a) that it is not subject personally to the jurisdiction of the above‑named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court and (b) to the laying of venue of any action or proceeding arising out of or relating to this Agreement in any court referred to above. Each of the Parties hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
16.7.3    No litigation arising under this Agreement shall include, by consolidation, joinder, or any other manner, any Person not a party to this Agreement unless (a) such Person is substantially involved in a common question of fact or law, (b) the presence of the Person is required if complete relief to the requesting Party is to be accorded in the litigation, and (c) the Person has consented.
16.7.4    Contractor shall proceed diligently with the performance or provision of the Decommissioning work and its other duties and obligations without diminution of effort during the pendency of any Dispute (including any Dispute regarding the basis on which Contractor purports to exercise any right to suspend the work).
16.8    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BETWEEN THE PARTIES OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR ANY OTHER DOCUMENTS ENTERED INTO IN CONNECTION HEREWITH.
16.9    Entire Agreement. This Agreement, the SNF PSA and the Ancillary Agreements, including the Attachments, exhibits, schedules, documents, certificates and instruments referred to herein or therein, embody the entire agreement and understanding of the Parties in respect of the transactions contemplated by this Agreement and shall supersede all previous oral and written and all contemporaneous oral negotiations, commitments and understandings including all letters, memoranda or other documents or communications, whether oral, written or electronic, submitted or made by (a) either Company, its Affiliates or any of their respective Representatives; or (b) Contractor, its Affiliates, including the Parent Guarantors, or any of their respective Representatives, in connection with the negotiation and execution of this Agreement.
16.10    No Joint Venture. Nothing in this Agreement creates or is intended to create an association, trust, partnership, joint venture or other entity or similar legal relationship among the Parties, or impose a trust, partnership or fiduciary duty, obligation, or liability on or with respect to the Parties. Except as expressly provided herein, no Party is or shall act as or be the agent or representative of any other Party.
16.11    Change in Law. If and to the extent that any Laws or regulations that govern any aspect of this Agreement shall change, so as to make any aspect of this transaction unlawful, then the Parties agree to make such modifications to this Agreement as may be reasonably necessary for this Agreement to accommodate any such legal or regulatory changes, without materially changing the overall benefits or consideration expected hereunder by any Party.
16.12    Severability. Any term or provision of this Agreement that is held invalid or unenforceable in any situation shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation; provided, however, that the remaining terms and provisions of this Agreement may be enforced only to the extent that such enforcement in the absence of any invalid terms and provisions would not result in (a) deprivation of a Party of a material aspect of its original bargain upon execution of this Agreement, (b) unjust enrichment of a Party, or (c) any other manifestly unfair or inequitable result.
16.13    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
16.14    EXCLUSIVITY OF WARRANTIES. THERE ARE NO WARRANTIES OF CONTRACTOR TO COMPANY HEREUNDER WITH RESPECT TO THE PERFORMANCE

OF ITS OBLIGATIONS UNDER THIS AGREEMENT, EXPRESS OR IMPLIED, OTHER THAN AS EXPRESSLY SET FORTH IN THIS AGREEMENT. CONTRACTOR DOES NOT MAKE ANY OTHER EXPRESS WARRANTIES, OR ANY IMPLIED WARRANTIES, OF ANY KIND, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. ALL IMPLIED WARRANTIES (INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE) ARE HEREBY DISCLAIMED.
16.15    LIMITATION ON CONSEQUENTIAL DAMAGES. NOTWITHSTANDING ANY OTHER PROVISIONS OF THIS AGREEMENT TO THE CONTRARY, NONE OF THE PARTIES SHALL BE LIABLE TO ANY OTHER PARTY (OR TO ANY OTHER PERSON CLAIMING THROUGH THEM OR UNDER THIS AGREEMENT) PURSUANT TO THIS AGREEMENT OR UNDER ANY CAUSE OF ACTION RELATED TO THE SUBJECT MATTER OF THIS AGREEMENT, FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, EXEMPLARY, CONSEQUENTIAL LOSSES OR DAMAGES, OR ANY LOSS, DAMAGE OR OTHER LIABILITY OTHERWISE EQUIVALENT TO OR IN THE NATURE OF SUCH LOSSES OR DAMAGES, OR ANY LOSS OF PROFITS, LOSS OF REVENUE, LOSS OF USE DOWNTIME COSTS, LOSS OF OPPORTUNITY OR GOODWILL, LOSS OF PRODUCTIVITY, LOSS OF OR REDUCTION IN BONDING CAPACITY, LOSSES DUE TO THEORIES SUCH AS CUMULATIVE IMPACT, COST OF PURCHASED OR REPLACEMENT POWER, COST OF CAPITAL OR CLAIMS OF CUSTOMERS, WHETHER SUCH LIABILITY ARISES IN CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE), MISREPRESENTATION (INCLUDING NEGLIGENT MISREPRESENTATION), STRICT LIABILITY OR OTHERWISE.
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IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective duly authorized officers as of the date first written above.
COMPANY:
DUKE ENERGY FLORIDA, LLC
By: /s/ MELODY BIRMINGHAM-BYRD
Name:    Melody Birmingham-Byrd
Title:    SVP & Chief Procurement Officer
CONTRACTOR:
ADP CR3, LLC
By: /s/ SCOTT SLATE
Name:     Scott State
Title:     Chief Executive Officer
BUYER:
ADP SF1, LLC
By: /s/ SCOTT SLATE
Name:     Scott State
Title:     Chief Executive Officer

[Signature Page to the Decommissioning Services Agreement]